Exhibit 3.2

COMPOSITE

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

CHRYSLER GROUP LLC

Dated as of February 24, 2012

as amended by the First Amendment

Dated as of July 27, 2012

as amended by the Second Amendment

Dated as of January 21, 2014

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED.

THE MEMBERSHIP INTERESTS REPRESENTED BY THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER SET FORTH IN THIS THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT.

i

Section 15.15 Interpretative Matters	46

Schedule of Members

Annex A Form of Certificate

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY

OPERATING AGREEMENT

OF

CHRYSLER GROUP LLC

This Third Amended and Restated Limited Liability Company Agreement (this “Agreement”) of Chrysler Group LLC (the “Company”), dated and effective as of February 24, 2012 (the “Effective Date”), is entered into by and among those persons or entities signing below or identified on the Schedule of Members (as the same may be amended from time to time) as members (the “Members”) of the Company.

WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act, 6 Del. C. § 18-101 et seq. (the “LLC Act”) by causing the filing of a Certificate of Formation of the Company (the “Certificate of Formation”) with the office of the Secretary of State of the State of Delaware on April 28, 2009, and entering into the Agreement of Limited Liability Company of the Company, dated as of April 28, 2009 (the “Original Agreement”).

WHEREAS, the Company subsequently amended and restated the Original Agreement on May 14, 2009 and again on June 10, 2009 (the “2009 Agreement”) in connection with the capitalization of the Company and execution of the Master Transaction Agreement (as hereinafter defined).

WHEREAS, following (i) the Government Loan Termination Date (as defined in the 2009 Agreement), being the repayment of all loans from the United States Department of the Treasury (the “US Treasury”) and Export Development Canada (the “EDC”) to the Company and its subsidiaries, (ii) the exercise of the Incremental Equity Call Option (as defined in the 2009 Agreement), (iii) the purchase of the Membership Interests (as hereinafter defined) originally held by the US Treasury and the EDC by Fiat (as hereinafter defined) and (iv) the occurrence of all Class B Events (as defined in the 2009 Agreement), the Company wishes to amend and restate the 2009 Agreement;

NOW, THEREFORE, the Members, by execution of this Agreement, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Specific Definitions. As used in this Agreement, and unless the context requires a different meaning, the terms defined in Part I of the Definitions Addendum have the meanings specified or referred to therein.

Section 1.2 Other Definitions. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning indicated throughout this Agreement in the various Sections identified in Part II of the Definitions Addendum.

ARTICLE II

ORGANIZATIONAL MATTERS; GENERAL PROVISIONS

Section 2.1 Name. The name of the limited liability company shall be Chrysler Group LLC.

Section 2.2 Formation and Continuation.

(a) The Company was organized and hereby continues as a limited liability company under the LLC Act, upon the terms and subject to the conditions set forth in this Agreement.

(b) The rights, duties and liabilities of the Members shall be as provided in the LLC Act, except as otherwise provided herein. To the extent that the rights, powers, duties, obligations and liabilities of any Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the LLC Act, control.

(c) This Agreement completely amends, restates and supersedes the 2009 Agreement and each of its predecessor agreements.

Section 2.3 Purposes. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the LLC Act, as such acts or activities may be determined by the Board of Directors (as herein defined) from time to time.

Section 2.4 Powers.

(a) The nature of the business or purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the LLC Act. The Company may engage in any and all activities necessary, desirable or incidental to the accomplishment of the foregoing. Notwithstanding anything herein to the contrary, nothing set forth herein shall be construed as authorizing the Company to possess any purpose or power, or to do any act or thing, forbidden by Law to a limited liability company organized under the Laws of the State of Delaware.

(b) Subject to the provisions of this Agreement and except as prohibited by Law, (i) the Company may, with the approval of the Board of Directors, enter into, deliver and perform any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever, all without any further act, vote or approval of any Member, and (ii) the Board of Directors may authorize (including by general delegated authority) any Person (including any Member, Director or Officer) to enter into, deliver and perform on behalf of the Company any and all agreements, consents, deeds, contracts, proxies, covenants, bonds, checks, drafts, bills of exchange, notes, acceptances and endorsements, and all evidences of indebtedness and other documents, instruments or writings of any nature whatsoever.

(c) Subject to the other provisions of this Agreement, the Company shall do all things necessary to maintain its existence separate and apart from each Member and any Affiliate of any Member, including holding regular meetings of the Board of Directors and maintaining its books and records on a current basis separate from that of any Affiliate of the Company or any other Person.

Section 2.5 Principal Business Office. The principal business office of the Company shall be located at 1000 Chrysler Drive, Auburn Hills, Michigan 48326, or at such other location as the Board of Directors may designate from time to time in writing to be filed with the records of the Company.

Section 2.6 Registered Agent. The Company’s initial registered agent in the State of Delaware for service of process is identified in the Certificate of Formation filed with the Secretary of State of the State of Delaware. The Board of Directors may from time to time change the registered agent, and any such change shall be reflected in appropriate filings with the Secretary of State of the State of Delaware.

Section 2.7 Limited Liability. Except as otherwise provided by the LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member of the Company.

Section 2.8 Duration. The period of the Company’s duration commenced on April 28, 2009 and shall continue in full force and effect in perpetuity; provided that the Company may be dissolved and wound up in accordance with the provisions of this Agreement and the LLC Act.

Section 2.9 No State Law Partnership. The Members intend that the Company shall not be a partnership (including a limited partnership) or joint venture, and that no Member, Director or Officer shall be a partner or joint venturer of any other Member, Director or Officer by virtue of this Agreement, for any purposes other than as expressly set forth in this Agreement and this Agreement shall not be construed to the contrary.

Section 2.10 Filings; Qualification in Other Jurisdictions. The Company shall prepare, following the execution and delivery of this Agreement, any documents required to be filed or, in the Board of Directors’ view, appropriate for filing under the LLC Act, and the Company shall cause each such document to be filed in accordance with the LLC Act, and, to the extent required by Law, to be filed and recorded, and/or notice thereof to be published, in the appropriate place in each jurisdiction in which the Company may have established, or after the Effective Date may establish, a place of business. The Board of Directors may cause the Company to be qualified, formed or registered under assumed or fictitious name statutes or similar Laws in any jurisdiction in which the Company transacts business where the Company is not currently so qualified, formed or registered. Any Director or Officer, acting individually as an authorized person within the meaning of the LLC Act, shall execute, deliver and file any such documents (and any amendments and/or restatements thereof) necessary for the Company to accomplish the foregoing. The Board of Directors may appoint any other authorized persons to execute, deliver and file any such documents.

ARTICLE III

CAPITALIZATION; MEMBERSHIP INTERESTS

Section 3.1 Membership Interests; Capitalization; Capital Accounts.

(a) The Company shall have two authorized classes of Membership Interests, consisting of 1,061,225 Class A Membership Interests which may be issued in one or more series and 200,000 Class B Membership Interests; provided, however, following the automatic conversion of the Class B Membership Interests pursuant to Section 3.4, the number of authorized Class A Membership Interests shall automatically be increased by that number of additional Class A Membership Interests necessary to effect such conversion. A Membership Interest shall for all purposes be personal property. For purposes of this Agreement, Membership Interests held by the Company or any of its Subsidiaries shall be deemed not to be outstanding. The Company may issue fractional Membership Interests pursuant to the terms of this Agreement, and all Membership Interests shall be rounded to the fourth decimal place.

(b) As of the execution and delivery of this Agreement, the Members of the Company consist of the Persons named as Members on the Schedule of Members with the type and number of Membership Interests set forth on the Schedule of Members. The Company shall update the Schedule of Members to reflect any changes in the Members, the Membership Interests and the Total Interest of the Members in accordance with the terms of this Agreement. The Company shall maintain a separate capital account (a “Capital Account”) for each Member in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations. The Capital Account of any Member that owns more than one class of Membership Interests shall contain a separate subaccount (each, a “Subaccount”) in respect of each class of Membership Interests owned by such Member. Each Subaccount shall be maintained in the same manner as the Capital Accounts taking into account allocations of profits and losses, distributions, revaluations and other items related to the class of Membership Interests to which such Subaccount relates.

Section 3.2 Application of Article 8 of the Uniform Commercial Code. Each Membership Interest shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) the corresponding provisions of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

Section 3.3 Certification of Membership Interests.

(a) Membership Interests shall be issued in non-certificated form; provided that any Member may request that the Company issue certificates to such Member representing the Membership Interests held by such Member. Upon request by a Member for issuance of Membership Interests in certificated form in accordance with the provisions of this Agreement, without any further act, vote or approval of any Member, Director, Officer or any other Person, the Company shall issue one or more non-negotiable certificates in the name of such Member substantially in the form of Annex A hereto (a “Certificate”), which evidences the ownership of the Membership Interests of such Member. Each such Certificate shall be denominated in terms of the number of the Membership Interests evidenced by such Certificate and shall be signed by an Officer on behalf of the Company.

(b) Without any further act, vote or approval of any Member, Officer or any Person, the Company shall issue a new Certificate in place of any Certificate previously issued if the holder of the Membership Interests represented by such Certificate, as reflected on the books and records of the Company:

(i) makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Certificate has been lost, stolen or destroyed;

(ii) requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if reasonably requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and

(iv) satisfies any other reasonable requirements imposed by the Company.

(c) Upon a Member’s transfer in accordance with the provisions of this Agreement of any or all Membership Interests represented by a Certificate, the transferor of such Membership Interests shall deliver such Certificate to the Company for cancellation (executed by such transferor and the transferee on the reverse side thereof), and the Company shall thereupon issue a new Certificate to such transferee for the Membership Interests being transferred and, if applicable, cause to be issued to such transferor a new Certificate for the Membership Interests that were represented by the canceled Certificate and that are not being transferred.

Section 3.4 Automatic Conversion of Class B Membership Interests. At the earlier of (i)12:01 a.m. (Delaware time) on January 1, 2013 and (ii) 12:01 a.m. (Delaware time) on the date of any Chrysler IPO, each outstanding Class B Membership Interest shall be converted into Class A Membership Interests by exchanging each Class B Membership Interest for a number of Class A Membership Interests, such that following such exchange, the aggregate Class A Membership Interests received in exchange for Class B Membership Interests shall represent a portion of the total number of Class A Membership Interests equal to the Class B Aggregate Membership Interest immediately prior to such exchange. Immediately following such exchange, the Class B Aggregate Membership Interest shall be reduced to zero for purposes of this Agreement. By way of example, the Class A Membership Interests held by the holder of the Class B Membership Interests following such automatic conversion would, if such conversion occurred on the date of execution and delivery of this Third Amended and Restated Limited Liability Company Operating Agreement, be as set forth in the Schedule of Members under the column captioned Number of Class A Units After Conversion of Class B Units.

ARTICLE IV

CONTRIBUTION; ALLOCATIONS; DISTRIBUTIONS

Section 4.1 Additional Contributions. No Member shall be required to make any additional capital contribution to the Company in respect of the Membership Interests then held by such Member or to provide any additional financing to the Company; provided that a Member may make additional capital contributions or provide additional financing to the Company if approved by the Board of Directors in accordance with the provisions of this Agreement. The provisions of this Section 4.1 are intended solely for the benefit of the Members in their capacity as Members, and, to the fullest extent permitted by Law, shall not be construed as conferring any benefit upon any creditor (including any of the Members in their capacity as a creditor) of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any additional capital contributions or to provide any additional financing or to cause the Board of Directors or any other Member to consent to the making of additional capital contributions or to the provision of additional financing.

Section 4.2 Allocation of Profits and Losses.

(a) Subject to the other provisions in this Section 4.2 and other than in the case of a liquidation (or deemed liquidation, such as in the case of a Company Conversion) of the partnership, for each Fiscal Year or other shorter period in which allocations of profits and losses are to be made among the Members (an “Allocation Period”), the Company’s Book Profits and Book Losses shall be allocated for each Allocation Period to the Members in proportion to the Total Interest of each Member.

(b) The Members agree to allocate gross income or, at the discretion of the Tax Matters Member, other items of income to Fiat in the amount of any payments described as royalties and provided for under the Master Industrial Agreement (and related agreements) (“PDARs”) made to Fiat, until the aggregate amount allocated and previously allocated under this Section 4.2(b) equals the aggregate amount of such PDARs paid and previously paid to Fiat, and to treat such payments as distributions for the purposes of maintaining Members’ Capital Accounts. At the discretion of the Tax Matters Member, such PDARs may be treated, in whole or in part, as guaranteed payments within the meaning of Section 707(c) of the Code and the Treasury Regulations thereunder (instead of as allocations of gross income and corresponding distributions as described in the immediately preceding sentence), and the Tax Matters Member is hereby authorized to make such allocations of the deduction for such guaranteed payment as it may deem appropriate to give effect to the purposes of this Section 4.2(b). For the avoidance of doubt, amounts treated as distributions for the purposes of maintaining Members’ Capital Accounts under this Section 4.2 shall not be considered distributions for purposes of determining the amount distributable under Section 4.4.

(c) Tax-Free Contribution Treatment. The Company and each of the Members shall continue to be bound by Section 4.2(c) of the 2009 Agreement.

(d) Catchup Allocations.

(i) Upon the occurrence of any event described in clause (ii)(A), (B) or (D) of the definition of Book Value, unrealized Book Profits and unrealized Book Losses or items thereof shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal to (x) the amount of distributions that would be made to such Member if (i) the Company were liquidated and wound up, (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value (taking into account clause (ii)(C) of the definition thereof), (iii) all Company liabilities were satisfied (limited with respect to each Nonrecourse Debt to the Book Value of the assets securing such liability), and (iv) the net assets of the Company were distributed in accordance with Section 4.4 to the Members (but without giving effect to the reference in Section 4.4 to Section 9.1), minus (y) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulations Sections 1.704-2(d) and (g)(3) and allocated as required by Section 4.2(g) below) and Member Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(i) and allocated as required by Section 4.2(g) below). For the avoidance of doubt, after the allocations pursuant to this Section 4.2(d)(i) and Section 4.2(g), it is intended that the allocations will result in each Member being allocated an amount equal to the amount the Member would have been allocated in Section 4.2(d)(i)(x) (i.e., without regard to clause (y)).

(ii) Upon the taxable disposition of a significant portion of the Company’s assets or properties, the Tax Matters Member is hereby authorized to make allocations of all or some portion of any item of realized Book Profits or realized Book Losses from such disposition in such a manner as to effectuate the purposes of Section 4.2(e), if and to the extent that the Tax Matters Member considers that such allocation is reasonably necessary to avoid frustrating the economic expectations of the Members including the expectation that Members would receive, in connection with a liquidation (including a deemed liquidation) of the Company, the amounts specified in Section 4.4 (without taking into account the reference in Section 4.4 to Section 9.1).

(e) Immediately prior to liquidation or deemed liquidation, Book Profits and Book Losses or items thereof or items of income, gain, loss and deduction, in each case for all Fiscal Years (or other periods) ending on or before the date of the liquidation or deemed liquidation for which allocations have yet to be made in a manner that is final and binding for U.S. federal income tax purposes, shall be allocated among the Members in a manner such that the Capital Account of each Member, immediately after giving effect to such allocation, is, as nearly as possible, equal to (x) the amount of distributions that would be made to such Member if (i) the Company were liquidated and wound up, (ii) its affairs were wound up and each Company asset was sold for cash equal to its Book Value (taking into account clause (ii)(C) of the definition thereof), (iii) all Company liabilities were satisfied (limited with respect to each Nonrecourse Debt to the Book Value of the assets securing such liability), and (iv) the net assets of the Company were distributed in accordance with Section 4.4 to the Members (but without giving effect to the cross reference in Section 4.4 to Section 9.1), minus (y) such Member’s share of Company Minimum Gain (as determined according to Treasury Regulations Sections 1.704-2(d) and (g)(3) and allocated as required by Section 4.2(g) below) and Member Nonrecourse Debt Minimum Gain (as determined according to Treasury Regulations Section 1.704-2(i) and allocated as required by Section 4.2(g) below). Subject to accomplishing the result specified in the preceding sentence, and to the extent possible, the Tax Matters Member is hereby authorized to allocate items of realized Book Profits and realized Book Losses to the Members for such Allocation Periods in proportion to their Total Interests, and unrealized items in the manner specified in the preceding sentence. The Tax Matters Member may, in its sole and absolute discretion, make such other allocations (whether or not consistent with the above allocations) as it may deem necessary or appropriate in order to effectuate the purposes of this Section 4.2(e) and to comply with Section 4.2(g). For the avoidance of doubt, after the allocations pursuant to this Section 4.2(e) and Section 4.2(g), it is intended that the allocations will result in each Member being allocated an amount equal to the amount the Member would have been allocated in Section 4.2(e)(x) (i.e., without regard to clause (y)).

(f) For purposes of determining the Book Profits, Book Losses, or any other items allocable to any Allocation Period, Book Profits, Book Losses, and any such other items shall be determined on a daily, monthly, or other basis, as selected by the Tax Matters Member using any permissible method under Section 706 of the Code and the Treasury Regulations issued thereunder.

(g) Regulatory Allocations

(i) The allocations made under this Section 4.2 are intended to comply with Treasury Regulations issued pursuant to Section 704(b) of the Code as in effect on the date hereof and therefore shall be considered to include a “Qualified Income Offset” and “Minimum Gain Chargeback” as defined in the Treasury Regulations.

(ii) In accordance with Section 704(c) of the Code and the Treasury Regulations issued thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall, solely for income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its fair market value at the time of contribution, and, in the event that the Book Value of any Company asset is adjusted in accordance with the last sentence of the definition of Book Value, allocations of items of income, gain, loss and deduction with respect to such asset shall thereafter take into account any variation between the adjusted tax basis of the asset to the Company and its Book Value in accordance with Section 704(c) of the Code and any Treasury Regulations issued thereunder. Any allocation made pursuant to the immediately preceding sentence shall be made solely for tax purposes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or shares of Book Profits or Book Losses, and any elections or other decisions relating to such allocations made under the immediately preceding sentence shall be made in the discretion of the Tax Matters Member consistent with the economic arrangement of this Agreement.

(iii) Nonrecourse Deductions, other than Member Nonrecourse Deductions which shall be allocated (as required) in accordance with Section 1.704-2(i)(1) of the Treasury Regulations, shall be allocated among the Members in accordance with their Total Interests.

(iv) Nonrecourse Debts of the Company to the extent that they constitute Excess Nonrecourse Liabilities shall be allocated among the Members in accordance with their respective Total Interests.

(h) Recognizing the complexity of the allocations pursuant to this ARTICLE IV, the Tax Matters Member is authorized to modify these allocations to ensure that they achieve results that are consistent with and to achieve the objectives of the distribution provisions, and it is intended that the provisions of this Section 4.2 shall be interpreted in a manner (consistent with the requirements of “substantial economic effect” of Section 704 and the Treasury Regulations issued thereunder) such that each Member’s Capital Account, after allocations of income, gain, deduction, loss or items thereof, shall equal as much as possible, immediately before the liquidation of the Company, the amount of distribution that such Member would be entitled to receive upon liquidation if Section 9.1(d)(ii) provided that all remaining assets of the Company shall be distributed to the Members in accordance with Section 4.4 of this Agreement (but without giving effect to the cross-reference in Section 4.4 to Section 9.1). For the avoidance of doubt, if, as a result of any determination by a relevant Taxing Authority or if such allocation or other change is otherwise required by law, an amount of income, gain, deduction, loss or items thereof is imputed and required to be allocated to or otherwise taken into account by any of the Members that is different from the amount originally allocated to or otherwise taken into account by such Member, the Tax Matters Member is hereby authorized to take such imputed amount into account in allocating other items of income, gain, loss and deduction among the Members so that, to the extent possible, the net amount of such allocations of other items and the imputed items to each Member shall be equal to the net amount that would have been allocated to each such Member if the allocation of the imputed amount had not occurred.

(i) The Members are aware of the income tax consequences of the allocations made by this ARTICLE IV and hereby agree to be bound by the provisions of this ARTICLE IV in reporting their shares of Company income and loss for income tax purposes.

Section 4.3 Tax Matters.

(a) Tax Treatment. Each of the Company and the Members agrees to treat the Company as a partnership for U.S. tax purposes, and to report consistent with this treatment on their respective U.S. federal, state, and local tax returns and related correspondences with any Tax authority.

(b) Taxable Year. The taxable year of the Company shall be the Fiscal Year unless another year end is selected by the Tax Matters Member, or is required under the Code or the Regulations.

(c) Tax Returns, Reports and Payments. At the direction of the Tax Matters Member, the Company shall prepare and file, or cause to be prepared and filed, at the expense of the Company, all Tax Returns of the Company and each Subsidiary thereof. As soon as practicable following the end of each Fiscal Year, the Company shall prepare and deliver, or cause to be prepared and delivered, at the expense of the Company, to each Member, in respect of each class of Membership Interests, a completed report (which may be on IRS Schedule K-l or an equivalent) indicating such Member’s share of all items of income or gain, expense, loss or other deduction and tax credit of the Company for such year, as well as the status of such Member’s Capital Account, and its Capital Account balance, as of the end of such year. The Board of Directors shall cause the Company to pay all taxes, levies, assessments, rents and other impositions imposed on the Company.

(d) Tax Elections. All elections and decisions for purposes of Federal, state local, and foreign taxes shall be made by the Tax Matters Member in its discretion. Notwithstanding any other provisions of this Agreement, to the extent that any election or decision of the Tax Matters Member, in its capacity as Tax Matters Member, other than the Section 704(c) election referred to in Section 4.2(g)(ii), disproportionately and materially adversely affects a Member, such Member may appeal the election or decision to the Board of Directors, whose determination (taking into account the purposes of the allocations and other provisions of this ARTICLE IV) shall be final; provided, however, that the Tax Matters Member shall not take a position inconsistent with the positions of the Members agreed to under Section 4.2(c)(i) of the 2009 Agreement and Section 4.3(a) of this Agreement without the consent of the Board of Directors.

(e) Appointment of Tax Matters Member. The Company shall appoint a Tax Matters Member as the “tax matters partner” of the Company, as such term is defined under the Code, and each of the Company and the Members hereby agrees to appoint Fiat (or such other

Affiliate of Fiat Parent that is a Member and as Fiat Parent may designate) as such Tax Matters Member so long as Fiat (or such other Affiliate) remains a Member of the Company. Each Member shall have a continuing obligation to provide the Tax Matters Member with sufficient information and the Tax Matters Member has a continuing obligation to provide such information to the Internal Revenue Service, such that each Member is eligible to be a “a notice partner” within the meaning of Section 6231(a)(8), unless a Member elects not to be a notice partner and so informs the Tax Matters Member in writing. To the extent permitted by law, each Member further agrees that such Member shall not treat any Company item inconsistently on such Member’s own income tax return with the treatment of the item on the Company’s tax return, and each Member agrees that such Member will not independently take any position inconsistent with the position taken by the Company with respect to tax audits or tax litigation affecting the Company, in each case except to the extent of (a) adjustments required by the final outcome of such tax audits or tax litigation or (b) written advice of independent counsel received by such member that a challenge by a U.S. Taxing Authority to such position is likely to be successful. The Company shall indemnify the Tax Matters Member for, and hold it harmless against, any claims made against it in its capacity as Tax Matters Member in accordance with ARTICLE VI. All reasonable out-of-pocket expenses and costs incurred by the Tax Matters Member in its capacity as Tax Matters Member shall be paid by the Company as an ordinary expense of the Company’s business.

Section 4.4 Distributions.

(a) Subject to Section 9.1, distributions shall be made to the Members, at the times and in the aggregate amounts determined by the Board of Directors, to the Members on a pro rata basis, in proportion to the Total Interest of each such Member at the time of such distribution.

(b) Distributions shall be made, pro rata to the Members in proportion to their Total Interests, such that no Member receives under this Section 4.4(b) an amount less than such Member’s Tax Amount (i.e., for the avoidance of doubt, the resulting distribution shall satisfy two conditions: (i) the distribution must be pro rata in proportion to the Members’ Total Interests and (ii) each Member must receive no less than its Tax Amount). For the avoidance of doubt, any amounts distributable to a Member under this Section 4.4(b) shall be reduced by any amounts withheld under Section 4.4(d) (including any amounts required to be withheld under Section 1446 of the Code). If it is determined that the Company does not have and cannot reasonably obtain cash sufficient to distribute the aggregate amount distributable under the first sentence of this Section 4.4(b) with respect to any period, (i) the Company shall make distributions to the Members under this Section 4.4(b), to the extent practicable, pro rata in proportion to the Members’ Total Interests (the excess of the aggregate amount distributable under the first sentence of this Section 4.4(b) over the amount actually distributed under this Section 4.4(b), the “Shortfall Amount”), and (ii) the Company shall, as quickly as reasonably possible, make additional distributions to the Members under this Section 4.4(b) pro rata in proportion to their Total Interests as of the time that the Shortfall Amount arose, as and when the Board of Directors in the exercise of its reasonable judgment determines that cash becomes available for distribution, to reduce the Shortfall Amount to zero.

(c) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to a Member on account of its interest in the Company if such distribution would violate the LLC Act or other applicable Law.

(d) The Company may withhold from amounts otherwise distributable to a Member under this ARTICLE IV the amount of any tax required to be withheld by the Company under U.S. federal, state or local law, or foreign law, provided that such amounts shall be deemed to have been actually distributed to such Member for purposes of this Agreement, including for purposes of this ARTICLE IV.

(e) The term “distribution” for purposes of this Section 4.4 does not include any payment of PDARs, even though such payments may be treated as distributions for the purposes of maintaining Members’ Capital Accounts as otherwise provided this Agreement. For the avoidance of doubt, PDARs shall be deducted from amounts otherwise available for distribution under this Section 4.4.

(f) For the avoidance of doubt, in determining whether a distribution is to be made under Section 4.4(b) and the amount of any such distribution, the Board of Directors shall not be required to take into account a Member’s Tax Amount unless (i) such Member has requested a distribution under Section 4.4(b) and (ii) it does not exceed such Member’s Actual Income Tax Liability. The Board of Directors shall determine the amount distributable under Section 4.4(b) in accordance with the provisions of Section 4.4(b) as well as this Section 4.4(f), and shall determine the timing and manner of such distribution. Nothing in this Section 4.4(f) shall affect the requirement in Section 4.4(b) that distributions thereunder shall be made pro rata in proportion to the Member’s Total Interests.

ARTICLE V

BOARD OF MANAGERS; OFFICERS

Section 5.1 Establishment of Board of Directors. There is hereby established a committee of Member representatives (the “Board of Directors”) comprised of natural Persons (the “Directors”) having the authority and duties set forth in this Agreement. The size of the Board of Directors shall be eight and may from time to time be increased or decreased by the Board of Directors (with the approval of Fiat so long as Fiat remains a Member and the Fiat Group has a Total Interest equal to or exceeding the Fiat Initial Ownership Interest). The Directors shall be elected or appointed pursuant to Section 5.3. The term served by each of the Directors shall commence on the date of most recent appointment or election of such Director and shall terminate on June 10, 2012. Directors shall be designated or elected thereafter in accordance with this ARTICLE V for terms not to exceed one year. Directors may serve an unlimited number of consecutive terms. Each Director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as provided in this ARTICLE V. The Members shall take all such actions as are necessary to effectuate the provisions of this ARTICLE V.

Section 5.2 General Powers of the Board of Directors. The property, affairs and business of the Company shall be managed by or under the direction of the Board of Directors, except as otherwise expressly provided in this Agreement. In addition to the powers and authority expressly conferred on it by this Agreement, the Board of Directors may exercise all such powers of the Company and do all such lawful acts and things as are permitted by the LLC Act and the Certificate of Formation. Each Director shall be a “manager” (as such term is defined in the LLC Act) of the Company but, notwithstanding the foregoing, no Director shall have any rights or powers beyond the rights and powers granted to such Director in this Agreement. Except as such power is delegated pursuant to Section 5.12, no Director acting alone, or with any other Directors, shall have the power to act for or on behalf of, or to bind the Company.

Section 5.3 Election of Directors. The Members shall take all such actions as are necessary to appoint and duly elect the Directors to the Board of Directors, who shall be designated as set forth below:

(a) For so long as Fiat remains a Member and the Fiat Group retains a Total Interest equal to or exceeding the Fiat Initial Ownership Interest, Fiat shall have the right to designate up to three representatives (any Director appointed by Fiat who is not an Independent Director, a “Fiat Director”) to the Board of Directors to serve as Directors. For so long as Fiat remains a Member and the Fiat Group has a Total Interest equal to or exceeding thirty-five percent (35%), excluding any Class A Membership Interests acquired through a Secondary Purchase, Fiat shall have the right to designate up to four Directors to the Board of Directors to serve as Directors. For so long as Fiat remains a Member and the Fiat Group has a Total Interest exceeding fifty percent (50%), Fiat shall have the right to designate up to five Directors to the Board of Directors to serve as Directors. At any time during which Fiat remains a Member and the Fiat Group does not have a Total Interest exceeding fifty percent (50%), at least one of the Directors designated by Fiat shall qualify as an Independent Director (an “Independent Director Appointed by Fiat”). At such time as Fiat is no longer a Member or loses the right to designate one or more Directors under this Section 5.3(a), Fiat shall remove the requisite number of Directors designated by it from the Board of Directors or cause the requisite number of Directors designated by it to resign.

(b) For so long as the VEBA or its wholly-owned subsidiaries remain Members and the sum of the Total Interests held by the VEBA (directly or indirectly through its ownership interest in the Minority Owned VEBA Holdco) and its wholly-owned subsidiaries equals or exceeds 15%, the VEBA shall have the right to designate one representative (the “VEBA Director”) to the Board of Directors, subject to the prior written consent of the UAW. At such time as neither the VEBA nor any of its wholly-owned subsidiaries are Members or the VEBA loses the right to designate the VEBA Director under this Section 5.3(b), the VEBA and its wholly-owned subsidiaries shall cause the VEBA Director to resign or be removed from the Board of Directors.

(c) The Board of Directors shall at all times consist of a majority of Independent Directors unless the Fiat Group acquires a Total Interest exceeding fifty percent (50%), in which case the Board of Directors shall at all times have at least three Independent Directors.

(d) Each Independent Director, other than an Independent Director Appointed by Fiat and the VEBA Director, shall be elected by a majority of the other Independent Directors.

(e) The Board of Directors shall elect from time to time a Director to act as the chairman of the Board of Directors (the “Chairman”).

(f) If the Chairman is not an Independent Director, an Independent Director may be elected from time to time by a majority of the Independent Directors to act as the lead independent director of the Board of Directors (the “Lead Director”).

(g) Any Director designated pursuant to Section 5.3(a) or (b) shall be removed from the Board of Directors or any committee of the Board of Directors with or without cause at the written request of the holders of the Membership Interest or other Person that has the right to designate such Director under Section 5.3(a) or (b) (in the case of a removal of a director designated pursuant to Section 5.3(b), such removal shall be subject to the written consent of the UAW), but only upon such written request and under no other circumstances.

(h) Any Independent Director, other than any Independent Director Appointed by Fiat and the VEBA Director, may be removed from the Board of Directors or any committee of the Board of Directors with or without cause only by a committee of the Board of Directors comprised solely of Independent Directors.

(i) Any Director may resign at any time by giving written notice to the members of the Board of Directors, the Chief Executive Officer or the Secretary. The resignation of any Director shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(j) If any Director designated pursuant to Section 5.3(a) or (b) for any reason ceases to serve as a member of the Board of Directors either during such Director’s term of office or because such Director’s term of office has expired, the resulting vacancy on the Board of Directors shall be filled, subject to the conditions of this Section 5.3, (i) by the Member who originally designated such Director pursuant to Section 5.3(a) or (b) or (ii) if that Member is no longer entitled to designate that Director, by a committee of the Board of Directors comprised solely of Independent Directors.

(k) During such time as any Member retains the right to designate Directors to the Board of Directors under Section 5.3(a) or (b), such Member shall use commercially reasonable efforts to fill a vacancy of its representative within ninety (90) calendar days after any such Director appointed by it ceases to serve as a member of the Board of Directors.

Section 5.4 Business Transactions of the Members with the Company.

(a) The Company shall not enter into any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an “Affiliate Transaction”), that involves aggregate payments in excess of $25 million, unless such Affiliate Transaction has (i) been approved by a majority of the disinterested members of the Board of Directors or (ii) if there are no disinterested members of the Board of Directors, the Company has obtained the favorable opinion of an independent expert as to the fairness of such Affiliate Transaction to the Company from a financial point of view.

(b) Subject to applicable Law and the terms of the Shareholder Agreement, a Member or any of its Affiliates may perform services for or otherwise enter into business transactions, with the exception of the transactions described under Section 5.4(a), with the Company and, subject to applicable Law and the terms of the Shareholder Agreement, shall have the same rights and obligations with respect to any such matter as a person who is not a Member or an Affiliate thereof.

Section 5.5 Meetings.

(a) Meetings of the Board of Directors may be held in Auburn Hills, Michigan or at such other place, within or without the State of Delaware, as shall from time to time be determined by the Board of Directors, but in no event less than (i) four times during any 12-month period and (ii) once during any three-month period. Special meetings of the Board of Directors may be called by or at the request of (i) the Chairman, (ii) the Lead Director or (iii) any two Directors. Special meeting notices shall state the purposes of the proposed meeting.

(b) Any Director or any member of a committee of the Board of Directors who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such Director attends for the express purpose of objecting or abstaining at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such Director shall be conclusively presumed to have assented to any action taken unless his or her dissent or abstention shall be entered in the minutes of the meeting or unless his or her written dissent or abstention to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the Secretary immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to any Director who voted in favor of such action.

Section 5.6 Notice of Meetings. Written notice stating the place, day and time of every meeting of the Board of Directors shall be given in accordance with Section 15.2 not less than seven nor more than 30 calendar days before the date of the meeting, in each case to each Director at his or her notice address maintained in the records of the Company by the Secretary. Such further notice shall be given as may be required by Law, but meetings may be held without notice if all the Directors entitled to vote at the meeting are present in person or by telephone or represented by proxy or if notice is waived in writing by those not present, either before or after the meeting.

Section 5.7 Quorum. Unless otherwise provided by Law or this Agreement, the presence of Directors constituting a majority of the voting authority of the whole Board of Directors, including the Required Directors, shall be necessary to constitute a quorum for the transaction of business; provided, however, that any Required Director may waive, in writing, his or her presence to constitute a quorum. If such quorum is not present within 60 minutes after the time appointed for such meeting, such meeting shall be adjourned and the acting chairman shall reschedule the meeting to be held not fewer than two nor more than 10 Business Days thereafter. If such meeting is rescheduled, then those Directors who are present or represented by proxy at the rescheduled meeting shall constitute a valid quorum for all purposes hereunder; provided that written notice of any rescheduled meeting shall have been delivered to all Directors at least two Business Days prior to the date of such rescheduled meeting; and provided further, the Independent Directors determine, in good faith, that any such absent Required Director’s absence was caused by an intention to delay or impede the meeting. Each Director may designate by proxy any other Director to attend and act on behalf of the Director (including voting on all matters brought before the Board of Directors) at a meeting of the Board of Directors, a copy of which proxy shall be delivered to each other Director at or prior to the meeting. Notwithstanding any provision to the contrary contained herein, interested Directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes any interested party contract or transaction.

Section 5.8 Voting.

(a) Each Director shall be entitled to cast one vote with respect to each matter brought before the Board of Directors (or any committee of the Board of Directors of which such Director is a member) for approval.

(b) The following matters (together with the matters in Section 5.8(c), “Major Decisions”) shall require an affirmative vote of the majority of the Board of Directors, including (for so long as Fiat retains the right to designate Directors under Section 5.3(a)) at least one Fiat Director:

(i) the consummation of a Chrysler IPO;

(ii) any amendment to this Agreement or to any other organizational documents of the Company;

(iii) the consummation of any merger, business combination, consolidation, corporate reorganization or any transaction constituting a change of control, by the Company with or into any Entity;

(iv) any sale, transfer or other disposition (including by way of issuance of Equity Securities of a Subsidiary) of a substantial portion of the assets of the Company and its Subsidiaries, taken as a whole;

(v) a material change in the business purpose of the Company;

(vi) the opening or reopening of a major production facility;

(vii) any capital expenditure, investment or commitment of the Company or any of its Subsidiaries (or series of related expenditures, investments or commitments) in excess of $250,000,000;

(viii) any Liquidation Proceeding; and

(ix) any proposal or action by the Company that is not in accordance with the Business Plan and/or Annual Operating Budget;

(c) The terms and conditions of any indebtedness incurred by the Company in excess of $250,000,000 must be approved by an affirmative vote of the majority of the Board of Directors.

(d) Except for Major Decisions as provided in Sections 5.8(b) and (c) or as otherwise provided by this Agreement, the Shareholder Agreement, the LLC Act, other Law or the Certificate of Formation, all policies and other matters to be determined by the Directors shall be determined by a majority vote of the members of the Board of Directors present at a meeting at which a quorum is present. No Director shall be disqualified from voting on matters as to which such Director or the Persons that elected such Director may have a conflict of interest, whether such matter is a direct conflict of interest in connection with which the Person that elected such Director or any affiliate of such Person will engage in a transaction with the Company or one or more of its Subsidiaries or of another nature; provided that (i) prior to voting on any such matter, such Director shall disclose the fact of any such conflict to the other Directors (other than conflicts arising from such Director’s relationship with the Persons who elected such Director) and the material terms of such transaction and the material facts as to the relationship or interest of the Person that elected such Director or such Person’s affiliate, (ii) any Director may determine to recuse himself or herself from voting on any matter as to which such Director or the Person that elected such Director may have a conflict of interest, and (iii) no Director shall have any duty to disclose to the Company or the Board of Directors confidential information in such Director’s possession even if it is material and relevant information to the Company and/or the Board of Directors and, in any such case, such Director shall not be liable to the Company or the other Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Director by reason of such lack of disclosure of such confidential information.

Section 5.9 Action Without a Meeting; Telephonic Meetings.

(a) On any matter requiring an approval or consent of Directors under this Agreement or the LLC Act, the Directors may take such action without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by all of the Directors.

(b) Any Director may at such Director’s discretion, participate in meetings of the Board of Directors by means of conference telephone or similar communications equipment by means of which all Persons participating in the meeting can hear one another. Participation in a telephonic meeting pursuant to this Section 5.9(b) shall constitute presence at such meeting and shall constitute a waiver of any deficiency of notice.

Section 5.10 Compensation of Directors; Expense Reimbursement. Directors may receive a stated compensation for their service as Directors, in each case as determined from time to time by the Board of Directors. All Directors shall receive the same compensation for service as a Director with the exception of the Chairman of the Board, any Lead Director and Committee chairs who may receive additional compensation as determined by the Board of Directors; provided, however, that in the case that the VEBA Director is prohibited from receiving compensation from the Company for service on the Board of Directors as a result of a policy of his or her employer, the VEBA Director shall not receive compensation from the Company for such service. Directors that are also Officers of the Company or employees of any Member or its Affiliates may receive a fee for services in their capacity as Directors and nothing herein contained shall be construed to preclude any Director from serving the Company or any Subsidiary in any other capacity and receiving compensation therefor.

Section 5.11 Committees of the Board of Directors.

(a) The Board of Directors may by resolution designate one or more committees, each of which shall be comprised of two or more Directors and may designate one or more of the Directors as alternate members of any committee as long as such Directors would have been qualified to serve as members of such committee, who may, subject to any limitations imposed by the Board of Directors, replace absent or disqualified Directors at any meeting of that committee. Any decisions to be made by a committee of the Board of Directors shall require the approval of a majority of the votes of such committee of the Board of Directors.

(b) Any committee of the Board of Directors, to the extent provided in any resolution of the Board of Directors, shall have and may exercise all of the authority of the Board of Directors, subject to the limitations set forth in the establishment of such committee. Any committee members may be removed, or any authority granted thereto may be revoked, at any time for any reason by a majority of the Board of Directors subject to the limits on designation of replacement provided above and provided that any Fiat Director, or an Independent Director Appointed by Fiat, that serves on a committee shall only be removed with the approval of a majority of the Fiat Directors. Each committee of Directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided in this Agreement, the charter for such committee, or by a resolution of the Board of Directors designating such committee. The charter for any such committee may be amended with the consent of a majority of the Board of Directors.

(c) There is hereby established the audit committee of the Board of Directors (the “Audit Committee”). The composition of the Audit Committee shall be set forth in the Audit Committee Charter, but in any event shall consist of three or more Directors, all of whom are Independent Directors, including at least one Independent Director Appointed by Fiat for so long as Fiat retains the right to designate Directors under Section 5.3(a). The Board of Directors shall appoint as Chairman of the Audit Committee an Independent Director. The Audit Committee shall have and may exercise such powers, authority and responsibilities as may be granted to it pursuant to the Audit Committee Charter of the Company as in effect from time to time. The Audit Committee shall report its actions, findings and reports to the Board of Directors on a regular basis.

(d) There is hereby established the compensation committee of the Board of Directors which shall be called the Compensation and Leadership Development Committee (the “Compensation Committee”). The composition of the Compensation Committee shall be set forth in the Compensation Committee Charter and shall include at least one Independent Director Appointed by Fiat (or a Fiat Director, at any time during which the Fiat Group owns a Total Interest exceeding fifty percent (50%)). The Board of Directors shall appoint as chair of the Compensation Committee an Independent Director Appointed by Fiat (or a Fiat Director, at any time during which the Fiat Group owns a Total Interest exceeding fifty percent (50%)). The Compensation Committee shall be responsible for matters related to executive compensation and all other equity-based incentive compensation plans of the Company and shall have and may exercise such powers, authority and responsibilities as may be granted to it pursuant to the Compensation Committee Charter of the Company as in effect from time to time.

Section 5.12 Delegation of Authority. The Board of Directors may, from time to time (acting in any applicable case with any required consent under this Agreement), delegate to any Person (including any Member, Officer or Director) such authority and powers to act on behalf of the Company as it shall deem advisable in its discretion. Any delegation pursuant to this Section 5.12 may be revoked at any time and for any reason or no reason by the Board of Directors.

Section 5.13 Officers.

(a) The officers of the Company (the “Officers”) shall consist of a Chief Executive Officer, a Chief Financial Officer, a Chief Operating Officer, a Chief Technical Officer, a Secretary and such other Officers as the Board of Directors may deem appropriate. One Person may hold, and perform the duties of, any two or more of such offices.

(b) Officers shall be approved and appointed by the Board of Directors; provided, that for so long as Fiat retains the right to designate Directors under Section 5.3(a) appointment of the Chief Executive Officer will require the prior written approval of Fiat. Any Officer may be removed, with or without cause, at any time by the Board of Directors, except for the Chief Executive Officer, who, for so long as Fiat retains the right to designate Directors under Section 5.3(a), may be removed only with the prior written approval of Fiat. For the avoidance of doubt, any of the Officers, including the Chief Executive Officer, may be employees of Fiat who will be seconded to the Company. Any such seconded officer may receive supplemental employment compensation from Fiat related to such secondment.

(c) No Officer shall have any rights or powers beyond the rights and powers granted to such Officers in this Agreement or by action of the Board of Directors. The Chief Executive Officer, the Presidents, Chief Financial Officer, Chief Operating Officer, Chief Technical Officer and Secretary, if any, shall have the following duties and responsibilities:

(i) Chief Executive Officer. The Chief Executive Officer of the Company (the “Chief Executive Officer”) shall perform such duties as may be assigned to him or her from time to time by the Board of Directors. Subject to the direction of the Board of Directors, he or she shall have, and exercise, direct charge of, and general supervision over, the business and affairs of the Company. He or she shall from time to time report to the Board of Directors all matters within his or her knowledge that the interest of the Company may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors. The Chief Executive Officer shall see that all resolutions and orders of the Board of Directors are carried into effect, and in connection with the foregoing, shall be authorized to delegate to any President and the other Officers such of his or her powers and such of his or her duties as he or she or the Board of Directors may deem to be advisable. The initial Chief Executive Officer shall be Sergio Marchionne.

(ii) Presidents. The Presidents of the Company (each a “President”) shall perform such duties as may be assigned to them from time to time by the Board of Directors or as may be designated by the Chief Executive Officer.

(iii) Chief Financial Officer. The Chief Financial Officer of the Company (the “Chief Financial Officer”) shall have the custody of the Company’s funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all monies and other valuable effects in the name and to the credit of the Company, in such depositories as may be designated by the Board of Directors or by any Officer authorized by the Board of Directors to make such designation. The Chief Financial Officer shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office and shall perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

(iv) Chief Operating Officer. The Chief Operating Officer (the “Chief Operating Officer”) shall perform such duties as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer. Subject to the direction of the Board of Directors or the Chief Executive Officer, he or she shall have, and exercise, direct charge of, and general supervision over, the day-to-day business activities and operations management of the Company. He or she shall from time to time report to the Board of Directors all operational matters within his or her knowledge that the interest of the Company may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

(v) Chief Technical Officer. The Chief Technical Officer (the “Chief Technical Officer”) shall perform such duties as may be assigned to them from time to time by the Board of Directors or the Chief Executive Officer. Subject to the direction of the Board of Directors or the Chief Executive Officer, he or she shall have, and exercise, direct charge of, and general supervision over, the technology platform and the strategic technological development and direction of the Company. He or she shall from time to time report to the Board of Directors all technological matters within his or her knowledge that the interest of the Company may require to be brought to its notice, and shall also have such other powers and perform such other duties as may be specifically assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer.

(vi) Secretary. The Secretary of the Company (the “Secretary”) or any Assistant Secretary of the Company (the “Assistant Secretary”) designated by the Secretary shall attend all meetings of the Members and the Board of Directors, except to the extent the Secretary or such Assistant Secretary is excused, by the Members or the Board of Directors, as the case may be, and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for any committee when required. He or she shall give, or cause to be given, notice of all meetings of the Members and, when necessary, of the Board of Directors. The Secretary or such designated Assistant Secretary, as the case may be, shall exercise such powers and perform such duties as generally pertain or are necessarily incident to his or her office, and he or she shall perform such other duties as may be assigned to him or her from time to time by the Board of Directors or the Chief Executive Officer. To the greatest extent possible, the Secretary or such designated Assistant Secretary, as the case may be, shall vote, or cause to be voted, all of the Equity Securities of any Subsidiary of the Company as directed by the Board of Directors.

(vii) Employment of Other Employees. The Chief Executive Officer, with the consultation of the Chief Financial Officer and Chief Operating Officer, will be authorized to recruit, hire and dismiss employees other than the Officers in accordance with applicable laws and delegate such authority as appropriate to other officers and employees of the Company, all of which will be subject to the supervision and oversight of the Board of Directors.

Section 5.14 Standard of Care; Fiduciary Duties; Liability of Directors and Officers.

(a) Unless otherwise determined by the Board of Directors, including a Fiat Director, the business, affairs and operations of the Company shall be conducted in a prudent manner in accordance with international automotive practices. The Board of Directors, including a Fiat Director, shall adopt corporate ethics, anti-bribery, anti-corruption, safety, environmental and other policies at least equivalent to those applicable to Fiat Parent.

(b) Any Member, Director or Officer, in the performance of such Member’s, Director’s or Officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its Subsidiaries) of the following other Persons or groups: (i) one or more Officers or employees of such Member or the Company or any of its Subsidiaries, (ii) any legal counsel, certified public accountants or other Person employed or engaged by such Member, the Board of Directors or the Company or any of its Subsidiaries, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Member, Director, Officer or the Company or any of its Subsidiaries, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in Section 18-406 of the LLC Act.

(c) On any matter involving a conflict of interest not provided for in this Agreement, each Director and Officer shall be guided by its reasonable judgment as to the best interests of the Company and its Subsidiaries and shall take such actions as are determined by such Person to be necessary or appropriate to ameliorate such conflict of interest.

(d) Subject to, and as limited by the provisions of this Agreement (including Section 5.8(d), the Directors and the Officers, in the performance of their duties as such, shall owe to the Company and its Members duties of loyalty and due care of the type owed under Law by directors and officers of a business corporation incorporated under the Delaware General Corporation Law; provided that the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Directors and provided, further, that, no Director and no Person that elected such Director shall have any duty to disclose to the Company or the Board of Directors confidential information in such Director’s or Person’s possession even if it is material and relevant information to the Company and/or the Board of Directors and neither such Director nor such Person shall be liable to the Company or the Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Director or Person that has the right to designate such Director by reason of such lack of disclosure of such confidential information. The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including the duty of loyalty and other fiduciary duties) and liabilities of a Director or Officer otherwise existing at Law or in equity or by operation of the preceding sentence, are agreed by the Members to replace such duties and liabilities of such Director or Officer. Notwithstanding the foregoing provisions and Section 5.14(f), except as otherwise expressly provided in this Agreement or any other written agreement entered into by the Company or any of its Subsidiaries and any Director, if a Director acquires knowledge of a potential transaction or matter that may be a business opportunity for both the Person that has the right to designate such Director hereunder and the Company or the Members, such Director shall have no duty to communicate or offer such business opportunity to the Company or the Members and shall not be liable to the Company or the Members for breach of any duty (including the duty of loyalty and any other fiduciary duties) as a Director by reason of the fact that such Director directs such opportunity to the Person that has the right to designate such Director or any other Person, or does not communicate information regarding such opportunity to the Company or the Members, and any such direction of an opportunity by such Director, and any action with respect to such an opportunity by such Person, shall not be wrongful or improper or constitute a breach of any duty hereunder, at law, in equity or otherwise.

(e) Except as required by the LLC Act, no individual who is a Director or an Officer, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether that liability or obligation arises in contract, tort or otherwise solely by reason of being a Director or an Officer or any combination of the foregoing.

(f) No Director or Officer shall be liable to the Company or the Members for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and which act or omission was within the scope of authority granted to such Person; provided that such act or omission did not constitute fraud, willful misconduct or bad faith in the conduct of such Person’s office.

(g) No Director shall be liable to the Company or any Members for monetary damages for breach of fiduciary duty as a Director; provided that the foregoing shall not eliminate or limit the liability of a Director: (i) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law; or (ii) for any transaction from which such Director derived an improper personal benefit.

ARTICLE VI

INDEMNIFICATION

Section 6.1 General Indemnity.

(a) To the fullest extent permitted by the LLC Act, the Company, to the extent of its assets legally available for that purpose, shall indemnify and hold harmless each Person who was or is made a party or is threatened to be made a party to or is involved in or participates as a witness with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative (each a “Proceeding”), by reason of the fact that he or she, or a Person of whom he or she is the legal representative, is or was a Director, an officer, or employee, or is or was serving at the request of the Company as a manager, director, officer, employee, fiduciary or agent of another Entity (collectively, the “Indemnified Persons”) from and against any and all loss, cost, damage, fine, expense (including reasonable fees and expenses of attorneys and other advisors and any court costs incurred by any Indemnified Person) or liability actually and reasonably incurred by such Person in connection with such Proceeding if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith or in a manner such Person reasonably believed to be in or not opposed to the best interests of the Company.

(b) The Company shall pay in advance or reimburse reasonable expenses (including advancing reasonable costs of defense) incurred by an Indemnified Person who is or is threatened to be named or made a defendant or a respondent in a Proceeding; provided, however, that as a condition to any such advance or reimbursement, such Indemnified Person shall agree that it shall repay the same to the Company if such Indemnified Person is finally judicially determined by a court of competent jurisdiction not to be entitled to indemnification under this ARTICLE VI.

(c) The Company shall not be required to indemnify a Person in connection with a Proceeding initiated by such Person against the Company or any of its Subsidiaries if the Proceeding was not authorized by the Board of Directors. The ultimate determination of entitlement to indemnification of any Indemnified Person shall be made by the Board of Directors in such manner as the Board of Directors may determine.

(d) Any and all indemnity obligations of the Company with respect to any Indemnified Person shall survive any termination of this Agreement. The indemnification and other rights provided for in this ARTICLE VI shall inure to the benefit of the heirs, executors and administrators of any Person entitled to such indemnification.

Section 6.2 Fiduciary Insurance. Unless otherwise agreed by the Board of Directors, the Company shall maintain, at its expense, insurance (a) to indemnify the Company for any obligations which it incurs as a result of the indemnification of Indemnified Persons under the provisions of this ARTICLE VI, and (ii) to indemnify Indemnified Persons in instances in which they may not otherwise be indemnified by the Company under the provisions of this ARTICLE VI.

Section 6.3 Rights Non-Exclusive. The rights to indemnification and the payment of expenses incurred in defending any Proceeding in advance of its final disposition conferred in this ARTICLE VI shall not be exclusive of any other right which any Person may have or hereafter acquire under any Law, provision of this Agreement, any other agreement, any vote of Members or disinterested Directors or otherwise.

Section 6.4 Merger or Consolidation; Other Entities. For purposes of this ARTICLE VI, references to “the Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its managers, directors, officers, employees or agents, so that any Person who is or was a manager, director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a manager, director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, shall stand in the same position under this ARTICLE VI with respect to the resulting or surviving company as he or she would have with respect to such constituent company if its separate existence had continued. For purposes of this ARTICLE VI, references to “another Entity” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a Person with respect to any employee benefit plan; and references to “serving at the request of the Company” shall include any service as a manager, director, officer, employee or agent of the Company that imposes duties on, or involves services by, such manager, director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a Person who acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this ARTICLE VI.

Section 6.5 No Member Recourse. Anything herein to the contrary notwithstanding, any indemnity by the Company relating to the matters covered in this ARTICLE VI shall be provided out of and to the extent of Company assets only and no Member shall have personal liability on account thereof or shall be required to make additional capital contributions to help satisfy such indemnity of the Company.

ARTICLE VII

RESIGNATION

Section 7.1 Resignation.

(a) Fiat. On or after the Effective Date, Fiat shall be permitted to terminate all governance rights provided to Fiat under ARTICLE V (a “Fiat Termination”) in connection with a termination of the Master Industrial Agreement. Prior to the effective date of the Fiat Termination, Fiat shall be permitted to withdraw its notice of a Fiat Termination and in the event of any such Fiat Termination, Fiat shall continue to be a Member of the Company and shall have the rights and powers and shall be subject to the restrictions and liabilities of a Member under this Agreement, the Shareholder Agreement, the Certificate of Formation and the LLC Act. Upon the effective date of the Fiat Termination, all governance rights provided to Fiat under ARTICLE V shall terminate.

(b) Non-Fiat Members. Each Non-Fiat Member may resign from the Company prior to the dissolution and winding up of the Company only upon the assignment of its entire Membership Interest (including by any redemption, repurchase or other acquisition by the Company of such Membership Interests) in accordance with the provisions of this Agreement and the Shareholder Agreement or as otherwise agreed to by the Board of Directors (a “Withdrawn Member”). A Withdrawn Member shall cease to be a Member of the Company and shall not be entitled to receive any Distribution or the fair value of its Membership Interests except as otherwise expressly provided for in this Agreement, the Shareholder Agreement or as otherwise agreed to by the Board of Directors.

ARTICLE VIII

ADMISSION OF ADDITIONAL MEMBERS

Section 8.1 Admission Requirements. One or more additional Persons may be admitted to the Company as Members only upon furnishing to the Board of Directors: (i) a joinder agreement pursuant to which such Person agrees to be bound by all of the terms and conditions of this Agreement; (ii) a joinder agreement pursuant to which such Person agrees to be bound by all of the applicable terms and conditions of the Shareholder Agreement; (iii) if required under Section 13.1(b) and requested by the Board of Directors, an opinion of counsel pursuant to Section 13.1(c); (iv) if required under Section 13.1(a), a certificate as provided under Section 13.1(d); and (v) such other documents or instruments as may be necessary or appropriate to effect such Person’s admission as a Member (including entering into an investor representation agreement or such other documents as the Board of Directors may deem appropriate), which joinder agreement, certification, legal opinion, consent, documents and other instruments, as required, shall be in such form and substance reasonably satisfactory to the Board of Directors. Such admission shall become effective on the date on which the Board of Directors determines that the foregoing conditions have been satisfied and when any such admission is shown on the books and records of the Company. Upon the admission of an Additional Member, the Schedule of Members shall be amended to reflect the name, notice address, Membership Interests and other interests in the Company. Such Member’s capital contributions and initial Capital Account shall be reflected in the Company’s books and records.

Section 8.2 Acceptance of Prior Acts. Any Person who is admitted pursuant to Section 8.1 hereby accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it was admitted to the Company and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to such date and which are in force and effect on such date.

Section 8.3 Admission of Transferees.

(a) Upon admission as a Member pursuant to a Transfer conducted in accordance with ARTICLE XIII, a Transferee shall succeed to the rights, duties and obligations of the Transferor under this Agreement, the Shareholder Agreement, the Certificate of Formation and the LLC Act and any references in this Agreement to the Transferor (unless such Transferor remains a Member) shall be deemed to refer to such Transferee for purposes of this Agreement.

(b) Until a Transferee is admitted as a Member pursuant to Section 8.1, the Transferor shall continue to be a Member and to be entitled to exercise any rights or powers of a Member with respect to the Membership Interest transferred.

ARTICLE IX

DISSOLUTION

Section 9.1 In General. The Company shall dissolve and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of the Class A Holders holding a majority of the Class A Membership Interests, (ii) at any time there are no members of the Company unless the Company is continued in accordance with the LLC Act, or (iii) the entry of a decree of judicial dissolution under Section 18-802 of the LLC Act.

(a) The bankruptcy (within the meaning of Sections 18-101(1) and 18-304 of the LLC Act) of any of the Members shall not cause such Member to cease to be a member of the Company and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(b) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the LLC Act.

(c) Upon the cancellation of the Certificate of Formation in accordance with the LLC Act, the Company and this Agreement shall terminate.

(d) In the event of a Liquidation Proceeding:

(i) the liquidators shall pay, satisfy or discharge from the Company funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in such Liquidation Proceeding) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine); and

(ii) after payment or provision for payment of all of the Company’s liabilities has been made in accordance with Section 9.1(d), and after all allocations have been made in accordance with Section 4.2, all remaining assets of the Company shall be distributed in to the Members in accordance with their positive Capital Account balances, subject to any applicable waiting periods required under any antitrust laws.

Section 9.2 Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to Section 9.1 to minimize any losses otherwise attendant upon such winding up.

ARTICLE X

RIGHTS AND DUTIES OF MEMBERS

Section 10.1 Members. The Members of the Company, and their respective class and numbers of Membership Interests, are listed on the Schedule of Members. No Person may be a Member without the ownership of a Membership Interest. The Members shall have only such rights and powers as are granted to them pursuant to the express terms of this Agreement and the LLC Act. Except as otherwise expressly provided in this Agreement, no Member, in such capacity, shall have any authority to bind, to act for, to sign for or to assume any obligation or responsibility on behalf of, any other Member or the Company.

Section 10.2 No Management or Dissent Rights. Except as set forth herein or otherwise required by Law, the Members shall not have any right to take part in the management or operation of the Company other than through the Directors appointed by the Members to the Board of Directors. No Member shall, without the prior written approval of the Board of Directors, take any action on behalf of or in the name of the Company, or enter into any commitment or obligation binding upon the Company, except for actions expressly authorized by the terms of this Agreement. Except as required by Law, Members shall not be entitled to any rights to dissent or seek appraisal with respect to any transaction, including the merger or consolidation of the Company with any Person.

Section 10.3 No Member Fiduciary Duties.

(a) No Member shall, to the maximum extent permitted by the LLC Act and other applicable Law, owe any duties (including fiduciary duties) as a Member to (i) the other Members or (ii) the Company, except for duties arising under contracts between such Members and the Company, in each case notwithstanding anything to the contrary existing at law, in equity or otherwise.

(b) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members, any Member may engage in or possess any interest in another business or venture of any nature and description, independently or with others, whether or not such business or venture is competitive with the Company or any of its Subsidiaries, and neither the Company nor any other Member shall have any rights in or to any such independent business or venture or the income or profits derived therefrom, and the doctrine of corporate opportunity or any analogous doctrine shall not apply to the Members and the members, shareholders, partners and Affiliates thereof. The pursuit of any such business or venture shall not be deemed wrongful, improper or a breach of any duty hereunder, at law, in equity or otherwise. Any Member and the members, shareholders, partners and Affiliates thereof shall be able to transact business or enter into agreements with the Company to the fullest extent permissible under the LLC Act, subject to the terms and conditions of this Agreement.

(c) Except as otherwise expressly provided in this Agreement or any other contractual arrangements between the Company and one or more Members, if a Member acquires knowledge, other than solely from or through the Company, of a potential transaction or matter that may be a business opportunity for both such Member and the Company or another Member, such Member shall have no duty to communicate or offer such business opportunity to the Company or any other Member and shall not be liable to the Company or the other Members for breach of any duty (including fiduciary duties) as a Member by reason of the fact that such Member pursues or acquires such business opportunity for itself, directs such opportunity to another Person, or does not communicate information regarding such opportunity to the Company.

(d) The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of a Member otherwise existing at law or in equity, are agreed by the Members to replace such duties and liabilities of such Member.

Section 10.4 Investment Representations of Members. Each Member hereby represents, warrants and acknowledges to the Company that: (a) such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and is making an informed investment decision with respect thereto; (b) such Member is acquiring interests in the Company for its own account and not with a view to distribution, subject, nevertheless, to the understanding that the disposition of such Member’s property will at all times be and remain within the such Member’s control; and (c) the execution, delivery and performance of this Agreement have been duly authorized by such Member.

Section 10.5 Voting Rights. For so long as any Membership Interests are outstanding, the Board of Directors shall cause the Company not to, and the Company shall not, without the affirmative vote at a meeting duly called and held or the written consent of holders of a majority of the Membership Interests then outstanding, in each case in accordance with Article X of this Agreement:

(a) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any Membership Interests of the Company; provided, however, that this restriction does not apply to the repurchase of Membership Interests of the Company from employees, officers, directors, consultants or other Persons performing services for Fiat, the Company or any Subsidiary of the Company issued pursuant to any employment or other agreement or an equity or similar plan under which the Company has the option or the obligation to repurchase such interests upon the occurrence of certain events, such as the termination of employment or other provision of services to the Company or any Subsidiary of the Company;

(b) authorize any new class of Membership Interests of the Company, increase the size of any class of Membership Interests existing on the Effective Date or issue any new Membership Interests, other than any Membership Interests authorized to be issued in accordance with this Agreement;

(c) (i) adopt any equity or similar plan for the Company, or (ii) issue any Membership Interests to Directors, Officers, employees or consultants primarily for compensatory purposes except pursuant to a plan approved in accordance with this paragraph;

(d) (i) change the independent auditors of the Company or (ii) materially change the accounting policies of the Company; or

(e) agree to do any of the foregoing.

Section 10.6 Additional Voting Rights of Non-Fiat Members. For so long as the Fiat Group has a Total Interest exceeding fifty percent (50%), the Board of Directors shall cause the Company not to, and the Company shall not, without the prior written consent of each Non-Fiat Member affected thereby, take any Major Decision set forth in Sections 5.8(b)(ii), (iii), (iv), or (viii) that would adversely affect such Non-Fiat Member in its capacity as a Member in a manner disproportionate to Fiat in its capacity as a Member.

ARTICLE XI

MEETINGS OF MEMBERS

Section 11.1 Meetings of the Members. Meetings of the Members may be called at any time by two Directors, the Chairman, the Chief Executive Officer or as provided by this Agreement. Except to the extent otherwise provided in this Agreement, the following provisions shall apply to meetings of Members.

Section 11.2 Notice of Meetings. The written notice of any meeting of Members shall be given not fewer than ten (10) Business Days nor more than thirty (30) Business Days before the date of the meeting to each Member entitled to vote at such meeting.

Section 11.3 Adjournments. Any meeting of Members may be adjourned from time to time, to reconvene at the same or some other place, and notice need not be given of any such adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the Members may transact any business which might have been transacted at the original meeting.

Section 11.4 Quorum. Except as otherwise provided in this Agreement, at each meeting of Members, the holders of a majority of outstanding voting Membership Interests, present in person or represented by proxy, shall constitute a quorum; provided that, in order for a quorum for the conduct of business at a meeting to be constituted, the presence of Fiat and the VEBA (each, a “Quorum Member”), for so long as they remain Members, shall be required. Notwithstanding the foregoing, if any business at a meeting of Members cannot be conducted as a result of the failure of a Quorum Member to attend the meeting, a meeting of Members may be reconvened at any time after one Business Day following the originally scheduled meeting at which rescheduled meeting the presence of any Quorum Member shall not be required assuming the requirements for a quorum are otherwise satisfied.

Section 11.5 Organization. Meetings of Members shall be presided over by the Chairman, or in his absence, by the Chief Executive Officer or another Director designated by the Board of Directors. The Secretary shall act as secretary of the meeting, but in the absence of the Secretary, the chairman of the meeting may appoint an Officer to act as secretary of the meeting.

Section 11.6 Voting; Proxies. Each Class A Membership Interest shall be entitled to one vote at any meeting at which such interest is entitled to a vote. Each Class B Membership Interest shall be entitled to a number of votes at any meeting at which such interest is entitled to a vote, such that all of the Class B Membership Interests shall have a collective voting power equal to the Class B Aggregate Membership Interest. Each Member entitled to vote at a meeting of Members or to express consent or dissent to Company action in writing without a meeting may authorize another person or persons to act for such Member by proxy. A Member may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by filing an instrument in writing revoking the proxy or another duly executed proxy bearing a later date with the Secretary of the Company or in the absence of a Secretary, any Officer of the Company. Voting at meetings of Members need not be by written ballot unless the Members of a majority of Outstanding Membership Interests (measured by individual voting interests) present in person or represented by proxy and entitled to vote on the subject matter at such meeting shall so determine. Unless otherwise specified in this Agreement or the Shareholder Agreement, the affirmative vote of the holders of a majority of the Outstanding Membership Interests (measured by individual voting interests) present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the Members.

Section 11.7 Waiver of Notice of Meetings of Members. Whenever notice is required to be given by law or under any provision of this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written notice or waiver of notice of meeting.

Section 11.8 Determination of Members of Record. In order that the Company may determine the Members entitled to notice of, or to vote at, any meeting or any adjournment thereof or to consent to action in writing without a meeting, the Board of Directors or any Officer of the Company may fix a record date, which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting or consent, as applicable. If no record date is set, the record date for determining Members entitled to notice of, or to vote at, a meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If no record date is set, the record date for determining Members entitled to consent to action in writing without a meeting shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company. A determination of Members of record entitled to notice of or to vote at a meeting shall apply to any adjournment of the meeting; provided, however, that a new record date for the adjourned meeting may be established.

Section 11.9 Consent of Members in Lieu of Meeting. Any action that may be taken at any meeting of Members may be taken without a meeting by written consent of Members holding outstanding voting Membership Interests sufficient to approve such action were a meeting to be held.

ARTICLE XII

INFORMATION RIGHTS; BOOKS AND RECORDS

Section 12.1 Schedule of Members. The Company shall maintain and keep at its principal office the Schedule of Members on which it shall set forth the name and notice address of each Member, and the aggregate number of Membership Interests of each class of such Member at any time.

Section 12.2 Books and Records; Other Documents.

(a) The Company shall keep, or cause to be kept, (i) complete and accurate books and records of account of the Company, (ii) minutes of the proceedings of meetings of the Members, the Board of Directors and any committee thereof, and (iii) a current list of the Directors and Officers and their notice addresses. Any of the foregoing books, minutes or records may be in written form or in any other form capable of being accurately and completely converted into written form within a reasonable time. The books of the Company (other than books required to maintain Capital Accounts) shall be kept on the accrual basis of accounting, and otherwise in accordance with GAAP, and shall at all times be maintained or made available at the principal office of the Company. The Company shall, and shall cause its Subsidiaries to, (A) make and keep financial records in reasonable detail that accurately and fairly reflect all financial transactions and dispositions of the assets of the Company and its Subsidiaries and (B) maintain a system of internal accounting controls sufficient to provide reasonable assurances that (1) transactions are executed in accordance with authorization by the Person in charge and are recorded so as to provide proper financial statements and maintain accountability for assets and (2) safeguards are established to prevent unauthorized persons from having access to the assets, including the performance of periodic physical inventories.

(b) At all times the Company shall maintain at its principal office a current list of the name and notice address of each Member, a copy of the Certificate of Formation, including any amendments thereto, copies of this Agreement and all amendments hereto, and all other records required to be maintained pursuant to the LLC Act.

(c) The Company also shall maintain at all times, at its principal office, copies of the Company’s federal, state, local and foreign income Tax Returns and reports, if any, and all financial statements of the Company for all years ending after the Effective Date; provided, however, the Company shall not be required to maintain copies of income Tax Returns and reports, if any, and any financial statements of the Company for any year which each Member has notified the Company in writing that such Member’s tax year has been closed.

(d) The Company shall maintain books for the purpose of registering the transfer of Membership Interests. Notwithstanding any provision of this Agreement to the contrary, a transfer of Membership Interests requires delivery of an endorsed Certificate and shall be effective upon registration of such transfer in the books of the Company.

Section 12.3 Reports and Audits.

(a) Promptly upon request, the Company shall, at its cost and expense, furnish, or cause to be furnished, to each Member holding ten percent (10%) or more of the Membership Interests such information relating to the financial condition, operations of the Company or any other aspect of the Company or its business in possession of the Company as any such Member may from time to time reasonably request.

(b) Each Member holding ten percent (10%) or more of the Membership Interests shall have the right, at all reasonable times and upon reasonable notice during normal business hours, and at its own expense, so long as such access does not unreasonably interfere with the normal operation of the Company, to examine and make copies of or extracts from the books of account of the Company or any other Company record for any purpose reasonably related to such Member’s interest as a Member of the Company, including to satisfy any public reporting obligations of such Member under applicable law and the rules of any securities exchange, and for federal, state, local or foreign income or franchise tax purposes. Such examination rights may be exercised through any designated agent or employee of such Members, as applicable, or their respective Affiliates. The parties agree that any such examination is not intended to duplicate in its entirety the audit conducted by the Independent Auditor. The Company and the Member conducting such examination shall each bear its own cost of involvement in such review or audit.

Section 12.4 Financial Statements and Other Information.

(a) The Company shall deliver to each Member holding in excess of five percent (5%) of the Membership Interests, the following:

(i) as soon as available, but in any event within the earlier of two (2) days after the delivery of a copy thereof in final form to the CEO or the Board of Directors (whichever is earlier) or fifteen Business Days after the end of each calendar month in each Fiscal Year, a monthly management report summarizing the results of the Company for such monthly period and for the period from the beginning of the Fiscal Year setting forth, in each case, comparisons to the annual budget for such Fiscal Year and comparisons to the corresponding period in the preceding Fiscal Year. Each such monthly management report shall be substantially in the form as agreed upon by the Members and the Company;

(ii) as soon as available, but in any event within the earlier of two (2) days after the delivery of a copy thereof in final form to the CEO or the Board of Directors (whichever is earlier) or fifteen Business Days after the end of each fiscal quarter in each Fiscal Year; (A) a management financial report summarizing results of the Company as of the end of such quarterly period setting forth comparisons to the annual budget for such Fiscal Year and comparisons to the corresponding period in the preceding Fiscal Year, and all such reports shall be substantially in the form as agreed upon by the Members and the Company and subject to the absence of footnote disclosures and normal year-end adjustments for recurring accruals;

(iii) as soon as available, but in any event, for each of the first three fiscal quarters in each Fiscal Year, with the later of forty-five calendar days after the end of the quarter and when such must be filed with the SEC, the final unaudited consolidated balance sheet of the Company as of the end of such quarterly period, and related statements of income and cash flows and comparisons to the same fiscal quarter for the previous Fiscal Year, and all such statements shall be prepared in accordance with GAAP, subject to the absence of footnote disclosures in accordance with customary practice for condensed consolidated interim financial statements and to normal year-end adjustments for recurring accruals, which statements shall have been reviewed by the Independent Auditor and certified by the Chief Financial Officer;

(iv) as soon as available, but in any event within the earlier of two (2) days after delivery of a copy thereof in final form to the CEO or the Board of Directors (whichever is earlier) or thirty Business Days after the end of each Fiscal Year, (A) a management financial report summarizing results of the Company for such Fiscal Year, and (B) a draft of the unaudited consolidated balance sheet of the Company as of the end of such Fiscal Year. All such reports shall be prepared in accordance with GAAP and shall be substantially in the form as agreed upon by the Members and the Company, subject to the absence of footnote disclosures and to normal year-end adjustments for recurring accruals;

(v) as soon as available, but in any event within the later of ninety calendar days after the end of each Fiscal Year and when such must be filed with the SEC, the final consolidated balance sheets and related statements of income and cash flows of the Company for such Fiscal Year and as of the end of such Fiscal Year, in each case prepared in accordance with GAAP, and accompanied by an opinion, unqualified as to scope or compliance with GAAP, of the Independent Auditor;

For the avoidance of doubt, (i) the Company’s obligation to deliver any information under this Section 12.4(a) shall be satisfied if the Company makes such information available through a periodic or current report (on Forms 10-K, 10-Q or 8-K) filed with or furnished to the SEC and available in electronic form through a website link maintained on the Company’s website, and (ii) a certification pursuant to the SEC’s Rule 13a-14(a) or Rule 15d-14(a) under the Exchange Act furnished in connection with any periodic report shall satisfy any requirement for a certification under this Section 12.4(a).

(b) The Members shall be supplied with all other Company information necessary to enable each Member to prepare its federal, state, local and foreign income Tax Returns. Such information shall be prepared by the Company, and the Company shall use its reasonable best efforts to deliver such information to each Member with reasonable promptness in light of the timing applicable to the purpose for which such information is to be used by such Member.

(c) All determinations, valuations and other matters of judgment required to be made for ordinary course accounting purposes and in respect of tax accounting policies under this Agreement shall be made by the Board of Directors and shall be conclusive and binding on all Members, their successors in interest and any other Person, and to the fullest extent permitted by Law or as otherwise provided in this Agreement, no such Person shall have the right to an accounting or an appraisal of the assets of the Company or any successor thereto.

(d) The Company agrees to cooperate and provide to its Members on a quarterly basis any information reasonably required by the Members to permit such Members to comply with any requirements imposed by Financial Accounting Standards Board Interpretation No. 48 or any similar provision of generally accepted accounting principles applicable to a member.

(e) If a Member is required by Law or any generally accepted accounting principles (including GAAP) to consolidate the financial results of the Company into such Member’s financial statements, then the Company shall provide to such Member, reasonably promptly upon request (and, so long as such Member has timely made such request, within a sufficient period of time so as to enable such Member to comply with any Law or accounting requirement applicable to it), any information reasonably requested for the purposes of such consolidation.

Section 12.5 Independent Auditor. The Company and its Subsidiaries at all times shall engage a Person to audit its financial statements (the “Independent Auditor”) that (a) is an independent public accounting firm within the meaning of the American Institute of Certified Public Accountants’ Code of Professional Conduct (American Institute of Certified Public Accountants, Professional Standards, vol. 2, et sec. 101), (b) is a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes Oxley Act of 2002 (the “Sarbanes Oxley Act”)), and (c) would not be in violation of the auditor independence requirements of the Sarbanes Oxley Act by reason of its acting as the auditor of the Company and its Subsidiaries. The Independent Auditor shall be appointed by the Board of Directors and shall be a nationally recognized certified public accounting firm. The Company shall engage the Independent Auditor from time to time to conduct such review and testing as from time to time may be necessary or reasonably required under the Sarbanes Oxley Act and to issue to the Company its written opinions and recommendations with respect thereto.

ARTICLE XIII

TRANSFER OF MEMBERSHIP INTERESTS

Section 13.1 Restrictions on Transfer of Membership Interests.

(a) No Member may Transfer its Membership Interests except as expressly permitted by this Agreement. The restrictions of this ARTICLE XIII shall bind any third party transferee of the Membership Interests (other than third party transferees of the Membership Interests who receive such Membership Interests in a public offering in connection with the exercise of registration rights pursuant to Section 13.1(b)(ii)), and any such transferee must agree in writing to be bound by these provisions. Any purported Transfer that violates this Agreement or any restrictive legend on the certificates representing any of the Membership Interests shall be null and void; the Company shall not record, on its transfer books or otherwise, any such purported Transfer.

(b) The following Transfers are permitted, subject to the conditions stated elsewhere in this Agreement, including Section 13.1(c) to (h), if applicable:

(i) Any Member may Transfer its Membership Interests pursuant to Section 14.1 or Section 14.4 or the exercise of registration rights under the Shareholder Agreement.

(ii) Any Member may Transfer its Membership Interests (or any option to acquire such Member Interests) to any Controlled Affiliate of such Member without complying with any other provisions of this ARTICLE XIII.

(iii) Fiat may Transfer its Membership Interests to any Person if the Transfer complies with Section 13.3.

(iv) A Non-Fiat Member may Transfer its Membership Interests if the Transfer is in accordance with Section 13.2.

(v) If at any time after a Transfer of Membership Interests from a Member to its Controlled Affiliate such Controlled Affiliate ceases to qualify as a Controlled Affiliate (an “Unwinding Event”), then (A) such Controlled Affiliate and such original transferring Member shall promptly notify the Company of the pending occurrence of such Unwinding Event; and (B) prior to such Unwinding Event, such Controlled Affiliate and such Member shall take all actions necessary to effect a Transfer of all the Membership Interests of the Company held by such Controlled Affiliate either back to such Member or, to the extent permitted by this Agreement, to another Person that qualifies as a Controlled Affiliate of such Member.

(vi) The VEBA or its wholly owned subsidiaries (including VEBA Holdco) may Transfer its Membership Interest to (i) Fiat or any of its transferees pursuant to the Call Option Agreement or (ii) to Fiat or any of its transferees pursuant to the Equity Recapture Agreement without complying with any other provisions of this ARTICLE XIII.

(c) Notwithstanding any other provision of this ARTICLE XIII (except as expressly permitted by Selection 13.1(b)(ii) and (vi), no Transfer of Membership Interests may be made unless, in the opinion of counsel (who may be counsel for the Company), reasonably satisfactory in form and substance to the Board of Directors and counsel for the Company (which opinion requirement may be waived, in whole or in part, at the discretion of the Board of Directors), such Transfer would not

(i) violate any federal securities Laws or any state securities or “blue sky” Laws (including any investor suitability standards) applicable to the Company or the Membership Interests to be Transferred,

(ii) cause the Company to be required to register as an “investment company” under the 1940 Act, or

(iii) have a material and adverse effect on the Company as a result of any requirement of Law that becomes or that may become applicable in connection with or as a result of such Transfer.

(d) [Reserved].

(e) [Reserved].

(f) Notwithstanding any other provision of this ARTICLE XIII, each Member proposing to Surrender any Membership Interests shall deliver to Fiat a written notice of such proposed Surrender no later than 10 days prior to the consummation of such Surrender. The written notice must contain (i) the total number and class (if applicable) of the Membership Interests subject to the proposed Surrender, and (ii) the date such Surrender is expected to be consummated. Following the delivery of the written notice, the Member must promptly furnish Fiat with any other information related to the Surrender that Fiat reasonably requests.

(g) Notwithstanding any other provision of this ARTICLE XIII (except as expressly permitted by Sections 13.1(b)(ii) and (vi)), no Member may Transfer Membership Interests if such Member has breached this Agreement or the Shareholder Agreement and such breach is continuing.

(h) Notwithstanding any other provisions of this ARTICLE XIII (except as expressly permitted by Sections 13.1(b)(ii) and (vi)), no Transfer of any Membership Interest may be made unless the Tax Matters Member receives (which requirement may be waived by the Tax Matters Member in its reasonable discretion), not less than ten (10) Business Days prior to the date of any proposed Transfer, a written opinion of reputable counsel, satisfactory in form and substance to the Tax Matters Member, to the effect that such Transfer would not (i) result in the termination of the partnership under Section 708(b)(1)(B) of the Code (provided that this shall not apply to a Transfer of Membership Interests pursuant to the Equity Recapture Agreement), or (ii) render the Company a publicly traded partnership under Sections 7704 or 469 of the Code (taking into account any other relevant Transfers) or otherwise cause the Company to lose its status as a partnership for Federal income tax purposes.

(i) Except as permitted by Sections 13.1(b)(ii) and (vi), each Non-Fiat Member seeking to Transfer any Membership Interests shall first give written notice of such proposed Transfer to Fiat no later than 10 Business Days prior to the consummation of such Transfer. The written notice shall set forth (A) the number and type of Membership Interests of the Company subject to the proposed Transfer, (B) the date such Transfer is expected to be consummated and (C) the identity of the proposed transferee. In addition, such Non-Fiat Members shall promptly furnish Fiat with any other information related to the proposed Transfer and transferee that Fiat may reasonably request. Fiat shall make any determination required of it under clause (d) of this Section 13.1 no later than the second Business Day prior to the proposed Transfer date.

(j) No Person, including the Trust established pursuant to Section 13.1(d)(ii)(A)(2) or the Voting Trust established pursuant to Section 13.1(d)(ii)(B)(2) or the trustees or beneficiaries of such trusts, shall have the right to receive the Excess Membership Interests or the Excess Voting Interests, as applicable, unless the provisions of Section 13.1(d)(ii) are in effect and nothing shall prevent the amendment of Section 13.1(d)(ii) in accordance with Section 5.8.

Section 13.2 Right of First Offer.

(a) Selling Members. As contemplated by Section 13.1(b)(iv), each Non-Fiat Member seeking to Transfer any Membership Interests pursuant to Section 13.1(b)(iv) (a “Selling Member”) must comply with this Section 13.2 and, if applicable, Section 13.3, prior to entering into a binding agreement with respect to such Transfer.

(b) Sale Notice. Prior to and in order to effect any such Transfer, each Selling Member shall first give written notice (a “First Sale Notice”) to Fiat, each Non-Fiat Member and the Company stating such Selling Member’s intention to effect such a Transfer, the number and type of Membership Interests of the Company subject to such Transfer (the “Offered Securities”), the price and terms which such Selling Member proposes to be paid for the Offered Securities (the “First Offer Price”) and the other material terms upon which such Transfer is proposed. The First Sale Notice may require the consummation of any sale of the Offered Securities to occur no earlier than 90 days and no later than 180 days after the receipt of the First Sale Notice, subject only to any delays necessary to obtain any applicable Governmental Approval, provided that commercially reasonable efforts are used to secure such Governmental Approval.

(c) First Offer. Upon receipt of the First Sale Notice, Fiat will have an irrevocable non-transferable first option to purchase all or a portion of the Offered Securities at the First Offer Price and otherwise on the terms and conditions described in the First Sale Notice (the “Fiat First Option”). Fiat may, within 30 days of receipt of the First Sale Notice (the “Fiat First Offer Period”), offer to purchase all or a portion of the Offered Securities by sending an irrevocable written notice of any such acceptance to the Selling Member indicating the number and type of Offered Securities to be purchased (the “Acceptance Notice”), and Fiat shall then be obligated to purchase the number of Offered Securities set forth in such Acceptance Notice on the terms and conditions set forth in the First Sale Notice, subject to compliance with Section 13.2(h) of this Agreement.

(d) Second Offer. Upon the earlier to occur of, (i) expiration of the Fiat First Offer Period, if Fiat has failed to exercise such Fiat First Option or has exercised such Fiat First Option only in part, or (ii) 40 days following the expiration of the Fiat First Offer Period, if Fiat and the Selling Member have failed to enter into a definitive agreement providing for sale of all of the Offered Securities, the Selling Member shall give a second written notice (the “Second Sale Notice”) to each Non-Fiat Member and the Company stating the number and type of Membership Interests remaining to be sold after any exercise by Fiat of the Fiat First Option (the

“Remaining Offered Securities”); provided, that the Remaining Offered Securities are offered at the Fiat First Offer Price and on the same terms and conditions as those in the First Sale Notice. Upon receipt of the Second Sale Notice, each Non-Fiat Member (collectively, the “Secondary Recipients”), shall have an irrevocable non-transferable option to acquire the Remaining Offered Securities as specified in the Second Sale Notice, and each of the Secondary Recipients may, within 30 days of receipt of the Second Sale Notice (the “Second Offer Period”), offer to purchase all or a portion of the Remaining Offered Securities by sending an Acceptance Notice, and such Secondary Recipient (an “Accepting Secondary Recipient”, and, together with Fiat, if Fiat has exercised its Fiat First Option in whole or in part, the “Accepting Recipients”) shall then be obligated to purchase the number of Remaining Offered Securities set forth in such Acceptance Notice on the terms and conditions set forth in the Second Sale Notice, subject to compliance with Section 13.2(h).

(e) Sales to Secondary Recipients. If the Accepting Secondary Recipients, in the aggregate, elect to purchase all or a portion of the Remaining Offered Securities prior to the expiration of the Second Offer Period, then the Selling Member shall sell the number of Remaining Offered Securities to each Accepting Secondary Recipient as was set forth in such Accepting Secondary Recipient’s Acceptance Notice. If the Accepting Secondary Recipients, in the aggregate, elect to purchase a number of Membership Interests greater than the total number of Remaining Offered Securities, each Accepting Secondary Recipient shall purchase the number of Remaining Offered Securities equal to the product obtained by multiplying (i) the number of Remaining Offered Securities set forth in such Accepting Secondary Recipient’s Acceptance Notice, by (ii) a fraction (A) the numerator of which shall be the number of Remaining Offered Securities set forth in the Second Sale Notice and (B) the denominator of which shall be the aggregate number of Remaining Offered Securities set forth in all Accepting Secondary Recipients’ Acceptance Notices.

(f) Sales to Third Parties. Upon the earlier to occur of, (x) the expiration of the Second Offer Period, if there are no Accepting Recipients, and (y) 60 days following the expiration of the Second Offer Period, if the Accepting Recipients have failed to enter into definitive agreements with respect to the sale of all of the Offered Securities, then, commencing on the next Business Day (such date, the “Third Party Sale Start Date”), the Selling Member may, within 30 days of the Third Party Sale Start Date, enter into definitive agreements with one or more Persons to Transfer any Offered Securities remaining that are not subject to Transfer in a definitive agreement for consideration having a value not less than the First Offer Price (the “Third Party Agreements”); provided, that (i) any such Transfer must be consummated within 30 days of the date of the Third Party Agreement, subject only to any delays necessary to obtain any applicable Governmental Approval, provided that commercially reasonable efforts are used to secure such Governmental Approval, and (ii) such Third Party Agreement must be, in all material respects, on terms equal to or less favorable than those contained in the First Sale Notice.

(g) Expiration of Time Periods for Transfer of Offered Securities. If the Transfer of all Offered Securities is not consummated within 180 days of the First Sale Notice (unless such failure to consummate is the result of delays necessary to obtain any applicable Governmental Approval and commercially reasonable efforts were used to secure such Governmental Approval), then the provisions of this Section 13.2 shall once again apply to the Transfer of any remaining Offered Securities and such Selling Member shall not Transfer or offer to Transfer such remaining Offered Securities without again complying with this Section 13.2.

(h) Consummation. Upon exercise by either Fiat or the Secondary Recipients, as the case may be, of their respective rights of first offer under this Section 13.2, either Fiat or the Secondary Recipients, as the case may be, and the applicable Selling Member shall be legally obligated to consummate the purchase contemplated thereby and the Selling Member and each Accepting Recipient shall use their commercially reasonable efforts to secure any Governmental Approval required, to comply as soon as reasonably practicable with all applicable Laws and to take all such other actions and to execute such additional documents as are reasonably necessary or appropriate in connection therewith and to consummate the purchase of the Offered Securities as promptly as practicable. At such closing, the applicable Selling Member shall Transfer the Offered Securities free and clear of any Liens, and together with all rights attached thereto at the date of Transfer, including any Distributions declared but not paid in respect thereof and with all requisite transfer taxes, if any, paid, and the Accepting Recipients shall deliver payment in full or otherwise for such Offered Securities as provided in the applicable Acceptance Notice. If such closing has not occurred primarily as a result of a breach by any Accepting Recipient of any agreement pursuant to which such purchase of Offered Securities is to be consummated by the date required in the First or Second Sale Notice, the Selling Member will be free to sell the Offered Securities without complying with the right of first offer under this Section 13.2 with respect to the Person that has so breached and such Offered Securities shall no longer be subject to the right of first offer under this Section 13.2 in favor of the Person that has so breached.

Section 13.3 Rights of Co-Sale.

(a) Co-Sale. Fiat shall have the obligation, and each other Member (for purposes of this Section 13.3, the “Co-Sale Members”) who is not then in breach of this Agreement or the Shareholder Agreement shall have the right, to include a number of interests of each class of Membership Interests in any proposed Transfer, at the same price per Membership Interest and upon the same terms and conditions as to be paid and given to Fiat, equal to, with respect to each class of Membership Interests, the product (rounded up to the nearest whole number) obtained by multiplying (i) the number of such class of Membership Interests proposed to be sold in the contemplated sale and (i) a fraction, (A) the numerator of which is equal to the number of Membership Interests of such class held by such Co-Sale Member and (B) the denominator of which is equal to the number of Membership Interests of such class held, in the aggregate, by Fiat and the Co-Sale Members.

(b) Notices; Time Periods. Fiat shall give notice to each of the Co-Sale Members of each proposed Transfer giving rise to the rights of the Co-Sale Members set forth in Section 13.3(a) at least 30 days prior to the proposed consummation of any such Transfer, setting forth the number and type of interests proposed to be so Transferred (the “Transferred Interest”), the name and address of the proposed Transferee, the proposed amount and form of consideration and the terms and conditions of payment offered by such proposed Transferee, and a representation that the proposed Transferee has been informed of the rights of co-sale provided for in this Section 13.3 (the “Co-Sale Notice”). The rights of co-sale provided pursuant to this Section 13.3 must be exercised by any Co-Sale Member within ten Business Days following receipt of the notice required by the preceding sentence, by delivery of a written notice to Fiat indicating such Co-Sale Member’s desire to exercise its rights and specifying the number and type of interests (up to the maximum number of interests as provided in Section 13.3(a)). If the proposed Transferee fails to purchase interests from any Co-Sale Member that has properly exercised its rights of co-sale under Section 13.3(a) then Fiat shall not be permitted to make the proposed Transfer. If none of the Co-Sale Members gives such notice prior to expiration of the 10-Business Day period for giving such notice, then Fiat may Transfer the Transferred Interest to any Person on terms and conditions that are no more favorable to Fiat than those set forth in the Co-Sale Notice at anytime within a period ending on the later to occur of (x) 120 days following the expiration of such period for giving notice or (y) if a definitive agreement to Transfer the Transferred Interest is entered into by Fiat, within such 120-day period, the date on which all applicable approvals and consents of Governmental Entities with respect to such proposed Transfer have been obtained and any applicable waiting period under Law have expired or been terminated. If any Co-Sale Member either accepts the offer contained in the notice required by the first sentence of this Section 13.3(b) or does not exercise its co-sale right within the 10-Business Day Period, and Fiat has not consummated the proposed Transfer within 180 days from the date of the definitive agreement providing the terms and conditions of the sale of Membership Interests by Fiat to the proposed Transferee, subject only to any delays necessary to obtain any applicable Governmental Approval (provided that commercially reasonable efforts are used to secure such Governmental Approval) or if none of the provisions of this Section 13.3 shall again apply, then Fiat shall not Transfer or offer to Transfer any such Membership Interests without again complying with this Section 13.3.

(c) Closing. If any of the Co-Sale Members exercise their rights under Section 13.3(a), the closing of the purchase of the interests with respect to which such rights have been exercised shall take place concurrently with the closing of the sale of Fiat’s interests.

(d) The provisions of this Section 13.3 shall not apply to any proposed Transfer by Fiat (i) of 2% or less of the outstanding Membership Interests of the Company in any single Transfer or any series of Transfers representing less that 10% of the outstanding Membership Interests in the aggregate or (ii) is made in connection with any strategic alliance arrangements (regardless of whether such Transfer is a sale, exchange, or other transaction, unless more than 50% (determined on a value basis) of the compensation for such transfer is cash).

ARTICLE XIV

OTHER AGREEMENTS

Section 14.1 Public Offering.

(a) In addition to the other rights of the Board of Directors or the Members to direct the Issuer to consummate a Chrysler IPO, the Joint Majority Holders jointly shall, on and after January 1, 2013, have the right, but not the obligation, to require the Issuer to consummate the Chrysler IPO.

(b) In the event that the Board of Directors or the Joint Majority Holders, as applicable, approve a Chrysler IPO and sale of securities of the Issuer (including a sale of Equity Securities, debt securities, income deposit securities or securities of any other kind or combination) pursuant to the Chrysler IPO, then, each Member and Director shall take all necessary or desirable actions required or deemed advisable by the Board of Directors or such Members, as applicable, in connection with the consummation of such Chrysler IPO, and enter into such agreement or agreements as are necessary to preserve the rights and obligations of the Members hereunder as in effect immediately prior to the consummation of such Chrysler IPO (other than Sections 13.2 and 13.3 and this Article XIV). In connection with the foregoing, with respect to the right to designate directors set forth in Article V, following a Chrysler IPO or the exercise of registration rights under the Shareholders Agreement, the Members agree that such rights will be implemented, to the fullest extent possible, pursuant to a shareholders’ agreement and/or a nominating committee procedure that is customary for publicly-traded corporations, with such changes and modifications as (i) may be required by the listing rules of the applicable securities exchange and (ii) as are reasonably recommended by the Board of Directors, including at least one Fiat Director, in consultation with the lead underwriters, as necessary to achieve a successful Chrysler IPO. Notwithstanding anything to the contrary contained herein, in the case of a Chrysler IPO that is required pursuant to Section 14.1(a), none of the Directors shall have any duty to the Members to independently evaluate or approve any such action but merely to act in any necessary or desirable fashion to accommodate the implementation of such offering as determined by those persons requiring registration. In furtherance of the foregoing, each Member and Director shall take all necessary or desirable actions required or deemed advisable in order for the Company to undergo a Company Conversion immediately prior to the Chrysler IPO. In connection with a Company Conversion, the Company and all Members shall work together in good faith to accomplish the conversion in the most tax-advantageous manner reasonably available to the VEBA as owner of equity interests in VEBA Holdco, including without limitation effecting such tax-free mergers, contributions to capital and other transactions as will enable the VEBA as owner of equity interests in VEBA Holdco to hold, or receive in exchange therefor, equity interests in the entity effecting the Chrysler IPO in a tax-free transaction. Following such Company Conversion but prior to the Chrysler IPO, the percentage of the total number of issued and outstanding shares of capital stock of the successor corporation owned by each Member shall be equal to such Member’s Total Interest prior to the Company Conversion.

(c) The Company agrees to use its reasonable best efforts to prepare for, effect and consummate the Chrysler IPO (market conditions permitting) as soon as practicable following the delivery of an election made pursuant to Section 14.1(a), including selecting underwriters, preparing and filing with the SEC a registration statement and filings under applicable state securities or “blue sky” laws or similar securities laws and determining the terms of the Chrysler IPO. Each of the Members presently intends that, if the Chrysler IPO occurs, at least 20% of the Company’s common stock shall be sold to the public by the Company pursuant to the Chrysler IPO; provided, however, that this percentage may vary depending on market conditions and other factors.

(d) In the event that, the Board of Directors or the Joint Majority Holders, as applicable, so determine, each Member who pursuant to the terms of this Agreement has any right to vote upon or consent to such transaction shall be deemed to have consented to and, if required under this Agreement or Law, shall vote in favor of a recapitalization, reorganization, conversion, contribution and/or exchange of such Member’s Membership Interests into securities that the Board of Directors or the Joint Majority Holders, as applicable, find acceptable and shall take all necessary or desirable actions required or deemed advisable by the Board of Directors or the Joint Majority Holders, as applicable, in connection with the consummation of such recapitalization, reorganization, conversion, contribution and/or exchange; provided that, if in any such recapitalization, reorganization, conversion, contribution and/or exchange, the Issuer provides for each holder of Membership Interests to receive cash, securities of the Issuer or other consideration in exchange for or in satisfaction of such holder’s Membership Interests, then (i) all holders of the same class or type of interests in the Company shall receive the same form and proportionate share of consideration as all other holders of such class or type of interests, and (ii) any consideration payable or otherwise deliverable to the Members in such recapitalization, reorganization, conversion, contribution and/or exchange shall be valued by the Board of Directors, the Joint Majority Holders and/or the Independent Directors, as applicable, in its or their, as applicable, reasonable discretion (which determination shall be binding, as a matter of contract, on each Member pursuant to this Agreement) and shall be distributed among the Members according to the respective class of Membership Interests of the Members in the Company as in effect immediately prior to the consummation of such recapitalization, reorganization, conversion, contribution and/or exchange as if such consideration were received by the Company and an amount equal to the value thereof were distributed to the Members in accordance with the terms of Section 4.4.

Section 14.2 Preemptive Rights.

(a) So long as any Member collectively with any of its Affiliates (such Member, a “Ten Percent Member”) has a Total Interest equal to or exceeding ten percent of the outstanding Membership Interests of the Company (the “Threshold”), prior to a Chrysler IPO, the Company shall not issue any Membership Interests unless, prior to such issuance, the Company offers such Membership Interests to each such Ten Percent Member at the same price per interest and upon the same terms and conditions (including, in the event such Membership Interests of the Company are issued as a unit together with other interests, the purchase of such other interests).

(b) So long as any Ten Percent Member has a Total Interest equal to or exceeding the Threshold, prior to a Chrysler IPO, the Company shall not consummate any capital contribution transaction unless, prior to the consummation of such capital contribution, the Company offers to each such Ten Percent Member the right to consummate such a capital contribution on the same terms and conditions. No Ten Percent Member shall have any obligation hereunder to make any such capital contribution.

(c) The preemptive rights granted in this Section 14.2 shall terminate upon the earlier to occur of (i) the consummation of a Chrysler IPO and (ii) a Liquidation Proceeding.

Section 14.3 Exercise of Preemptive Rights.

(a) Not less than 20 Business Days prior to the closing of such offering or capital contribution as described in Section 14.2 (the “Preemptive Rights Period”), the Company shall send a written notice to each Ten Percent Member stating (i) in the case of an equity offering under Section 14.2(a), the number of Membership Interests to be offered (the “Preemptive Rights Interests”), the closing date and the price and terms on which it proposes to offer such Membership Interests, or (ii) in the case of a capital contribution under Section 14.2(b), the closing date and material terms and conditions of the capital contribution transaction.

(b) Within 10 Business Days after the receipt of the notice pursuant to Section 14.3(a), each Ten Percent Member may elect, by written notice to the Company, (i) in the case of an equity offering under Section 14.2(a), to purchase Membership Interests of the Company, at the price and on the terms specified in such notice, up to an amount equal to, with respect to each class of Membership Interests to be issued, the product obtained by multiplying (x) the total number of Membership Interests of such class to be issued by (y) a fraction, (A) the numerator of which is the number of Membership Interests of such class held by such Ten Percent Member and (B) the denominator of which is the number of total outstanding Membership Interests of such class; or (ii) in the case of a capital contribution under Section 14.2(b), to make all or a portion of the total capital contribution to be made, on the same terms and conditions as specified in such notice.

(c) The closing of any such purchase of Membership Interests or capital contribution by such Ten Percent Member pursuant to this Section 14.3 shall occur concurrently with the closing of the proposed issuance or contribution, as applicable, subject to adjustment to obtain any necessary Governmental Approval.

(d) Upon the expiration of the Preemptive Rights Period, the Company shall be entitled to sell such Preemptive Rights Interest that the Ten Percent Members have not elected to purchase for a period ending 120 days following the expiration of the Preemptive Rights Period on terms and conditions not materially more favorable to the purchasers thereof than those offered to the Ten Percent Members. Any Preemptive Rights Interests to be sold by the Company following the expiration of such period must be reoffered to the Ten Percent Members pursuant to the terms of this Section 14.3 or if any such agreement to Transfer is terminated.

(e) The provisions of this Section 14.3 shall not apply to the following issuances of Membership Interests:

(i) incentive Membership Interests issued to or for the benefit of employees, officers, directors and other service providers of or to the Company or any Company Subsidiary in accordance with the terms hereof or any applicable incentive plan of the Company;

(ii) securities issued upon conversion of convertible or exchangeable securities of the Company or any of its Subsidiaries that are outstanding on the Effective Date or were not issued in violation of this Section 14.3; and

(iii) a subdivision of Membership Interests (including any Membership Interests distribution or Membership Interest split), any combination of Membership Interests (including any reverse Membership Interest split), interests issued as a dividend or other distribution on the membership interests or any recapitalization, reorganization, reclassification or conversion of the Company or any of its Subsidiaries.

Section 14.4 Drag Along Rights.

(a) Subject to Section 14.4(e), at any time prior to a Chrysler IPO, except as may be limited by Law, if holders of at least 75% of the Outstanding Membership Interests, including Fiat (the “Electing Members”), determine to Transfer, in a single transaction or series of related transactions, to a third party or parties other than a Controlled Affiliate of Fiat (the “Drag-Along Buyer”), Membership Interests in an amount equal to a majority of all Outstanding Membership Interests of the Company, such holders may require all of the other Members (the “Non-Electing Members”) to Transfer their Membership Interests as of such date in such transaction (by merger or otherwise), to the Drag-Along Buyer, for the same consideration per one percent (1%) fully diluted Membership Interest (determined based on the percentage of the relevant Members Total Interest and not the number of units) and on the same terms and conditions as the Electing Members, subject to the provisions of this Section 14.4 (the “Compelled Sale”); provided, however, that no Non-Electing Member may be required to sell a greater percentage of the outstanding Membership Interests held by him, her or it than the percentage of such outstanding Membership Interests being Transferred by the Electing Members.

(b) The Company, if instructed in writing by any Electing Member, shall send written notice (the “Compelled Sale Notice”) of the exercise of the rights pursuant to this Section 14.4 to each of the Non-Electing Members setting forth the consideration per one percent (1%) fully diluted Membership Interest (determined based on the percentage of the relevant Members Total Interest and not the number of units) to be paid pursuant to the Compelled Sale and the other terms and conditions of the transaction. Each Non-Electing Member, upon receipt of the Compelled Sale Notice, will be obligated to (i) vote its Membership Interests of the Company in favor of such Compelled Sale at any meeting of Members of the Company called to vote on or approve such Compelled Sale (or any written consent solicited for such purpose), (ii) sell all of its Membership Interests of the Company, and participate in the Compelled Sale and (iii) otherwise take all necessary action, including, without limitation, expressly waiving any dissenter’s rights or rights of appraisal or similar rights, providing access to documents and records of the Company, entering into an agreement reflecting the terms of the Compelled Sale (although Non-Electing Members shall not be required to provide representations, warranties and indemnities other than concerning each such Member’s valid ownership of its Membership Interests of the Company free of all Liens, and each such Member’s authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement), surrendering certificates, cooperating in obtaining any applicable Governmental Approval and otherwise to cause the Company to consummate such Compelled Sale. Any such Compelled Sale Notice may be rescinded by the Electing Members by delivering written notice thereof to the Company and all of the Non-Electing Members.

(c) The obligations of the Non-Electing Members pursuant to this Section 14.4 are subject to the satisfaction of the following conditions:

(i) In the event that the Non-Electing Members are required to provide any representations, warranties or indemnities in connection with the Compelled Sale (other than representations, warranties and indemnities concerning each such Member’s valid ownership of its Membership Interests of the Company free of all Liens, and each such Member’s authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement), then, each such Member (A) will not be liable for more than the lesser of (x) its pro rata share of such indemnification payments (based upon the total consideration received by such Member divided by the total consideration received by all sellers in such Compelled Sale) and (y) the total proceeds actually received by such Member as consideration for its Membership Interests in such Compelled Sale, and (B) such liability shall be several and not joint with any other Person.

(ii) In the event that the Electing Members are required to provide representations, warranties or indemnities in connection with the Compelled Sale (other than representations, warranties or indemnities concerning valid ownership of its Membership Interests of the Company free of all Liens, and authority, power and right to enter into and consummate the Compelled Sale without violating any other agreement) and the Electing Members are required to indemnify the party or parties transacting with the Company in the Compelled Sale, then, to the extent such indemnification is not attributable to gross negligence or bad faith with respect to representations, warranties or indemnities, each Non-Electing Member shall contribute to the extent of the lesser of (x) its pro rata share of such indemnification payments (based upon the total consideration received by such Member divided by the total consideration received by all sellers in such Compelled Sale) and (y) the total proceeds actually received by such Member as consideration for its Membership Interests of the Company in such Compelled Sale. In any such event, such liability shall be several and not joint with any other Person. Each Non-Electing Member shall have full access to any and all evidences or documents related to any such indemnification.

(iii) If any Member is given an option as to the form and amount of consideration to be received, each other Member shall be given the same option.

(d) Each Member shall be obligated to pay his, her or its pro rata share of the expenses incurred in connection with a consummated Compelled Sale to the extent such costs are incurred for the benefit of all Members and are not otherwise paid by the Company or the acquiring party (costs incurred by or on behalf of a Member for his, her or its sole benefit will not be considered costs of the transaction hereunder).

(e) If any Member fails to Transfer to the Drag Along Buyer its Membership Interests to be sold pursuant to this Section 14.4, each Member agrees that the Board of Directors shall cause such Membership Interests to be Transferred to the Drag Along Buyer on the Company’s books in consideration of the purchase price, and such Drag Along Member’s pro rata portion of the purchase price may be held in escrow, without interest, until such time as he, she or it takes such actions as the Board of Directors may request in connection with the transaction.

Section 14.5 VEBA Holdco Interests.

(a) In the event that VEBA Holdco must sell Membership Interests pursuant to Section 14.4, VEBA Holdco may elect instead to have VEBA sell outstanding limited liability company interests or shares of stock, as applicable, in VEBA Holdco (the “Transferring VEBA Holdco Interests”) representing an indirect interest in the Membership Interests that otherwise would be sold; provided that the Transferring VEBA Holdco Interests shall consist at all times of at least 100 percent of the issued and outstanding interests in the applicable constituent VEBA Holdco with the exception of one constituent VEBA Holdco, in which the to be delivered Transferring VEBA Holdco Interests may represent less than 100 percent but more than 80 percent of the issued and outstanding interests in such VEBA Holdco (such constituent VEBA Holdco, the “Minority Owned VEBA Holdco”). In the event that VEBA cannot sell a sufficient amount of Transferring VEBA Holdco Interests in the manner described in the foregoing sentences, the remaining amount of Membership Interests to be sold pursuant to Section 14.4 shall be delivered in the form of Membership Interests.

(b) VEBA and VEBA Holdco represent and covenant that, upon the sale of any Transferring VEBA Holdco Interests pursuant to the foregoing, (i) Transferring VEBA Holdco Interests have been duly authorized and validly issued and are non-assessable and fully paid-up and (iv) each constituent VEBA Holdco satisfies all of the conditions set forth in the definition of “VEBA Holdco.” If VEBA Holdco elects to sell any Transferring VEBA Holdco Interests pursuant to Section 14.5(a), then the provisions of Section 14.4 or other applicable Sections of this Agreement shall apply mutatis mutandis to the Transferring VEBA Holdco Interests (provided that any representation, warranty or indemnity made by the Members in connection with the applicable sale of Membership Interests shall be made by VEBA and VEBA Holdco with respect to both the relevant Membership Interests and the Transferring VEBA Holdco Interests).

(c) In the event this Section 14.5 applies, the proceeds to be received by VEBA or its wholly owned subsidiaries (including VEBA Holdco) in such sale shall be adjusted to take into account any net reduction in price paid by the Drag-Along Buyer reasonably attributable to any foregone step-up in the adjusted basis of the Company’s assets that the Drag-Along Buyer would have been entitled to obtain for tax purposes if it had acquired the Membership Interests directly, after taking into account any value (positive and negative) attributable to Tax attributes of the disposed VEBA Holdco existing at the time of the transfer. In addition, VEBA shall make any representations and warranties regarding the disposed VEBA Holdco as may be reasonably requested by the Drag-Along Buyer and will indemnify and hold harmless the Drag-Along Buyer from any loss or expense resulting from any liabilities of the disposed VEBA Holdco. The Board of Directors (excluding the VEBA Director) and VEBA will negotiate with each other in reasonable good-faith to determine the amount of any such adjustment, and in the event that the Board of Directors (excluding the VEBA Director) and

VEBA cannot come to an agreed-upon resolution, the adjustment shall be determined by arbitration administered by the American Arbitration Association in accordance with its International Arbitration Rules. The number of arbitrators shall be three, one of whom shall be appointed by each of the Board of Directors (excluding the VEBA Director) and VEBA and the third of whom shall be selected by mutual agreement, if possible, within 30 days of the selection of the second arbitrator and thereafter by the administering authority and the place of arbitration shall be New York, N.Y. The language of the arbitration shall be English. Each party shall submit to the arbitrators and exchange with each other in advance of the hearing their last, best offers. The arbitrators shall be limited to awarding only one or the other of the two figures submitted.

(d) The Drag-Along Buyer shall have the right, in its sole discretion and without the consent of any other person, to cause the liquidation and dissolution of any Minority Owned VEBA Holdco at any time following delivery of Transferring VEBA Holdco Interests in such constituent VEBA Holdco to the Drag-Along Buyer pursuant to Section 14.4. VEBA shall receive its pro rata amount of any net liquidation proceeds.

ARTICLE XV

MISCELLANEOUS PROVISIONS

Section 15.1 Separability of Provision. Each provision of this Agreement shall be considered separable, and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future Law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement that are valid, enforceable and legal.

Section 15.2 Notices. All notices, demands, financial reports, other reports and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) sent by facsimile to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if sent by facsimile before 5:00 p.m. New York time on a Business Day, and otherwise on the next Business Day, or (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) to the following addresses:

if to the Company or the Board of Directors:

Chrysler Group LLC

1000 Chrysler Drive

Auburn Hills, MI 48326

United States of America

Attention: General Counsel

Tel: +1 (248) 512-3984

Fax: +1 (248) 512-1771

if to Fiat:

Fiat S.p.A.

Via Nizza n. 250

10125 Torino

Italy

Attention: General Counsel

Tel: +39 011 00 33533

Fax: +39 011 00 38050

if to the Members:

to the notice address for such recipient set forth on the Schedule of Members attached hereto, or in the Company’s books and records, or to such other notice address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

Section 15.3 Entire Agreement. This Agreement and the other documents referred to herein, constitute the entire agreement among the parties and contain all of the agreements among the parties with respect to the subject matter hereof as of the date of the Agreement and supersede all prior agreements, undertakings and negotiations (in each case, both oral and written) between the parties concerning the subject matter herein. Failure by any party hereto to enforce any covenant, duty, agreement, term or condition of this Agreement, or to exercise any right hereunder, shall not be construed as thereafter waiving such covenant, duty, term, condition or right; and in no event shall any course of dealing, custom or usage of trade modify, alter or supplement any term of this Agreement.

Section 15.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 15.5 Amendments This Agreement may not be amended, modified, waived or supplemented except as provided in Section 5.8.

Section 15.6 Sole Benefit of Members. Except as expressly provided in Section 5.3, Section 5.11, Section 5.14, ARTICLE VI and Section 11.6, the provisions of this Agreement (including without limitation Section 4.1) are intended solely to benefit the Members and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third-party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contributions or payments to the Company; provided, that Fiat shall be a third party beneficiary with respect to each provision of this Agreement that explicitly designates rights to Fiat, including but not limited to each provision of this Agreement that relates to the Fiat Directors and the Independent Directors.

Section 15.7 Independent Contractors; Expenses. This Agreement does not constitute any party hereto the partner, agent or legal representative of any other party hereto, except to the extent that the Company is classified as a partnership for United States federal income tax purposes and the Members are treated as “partners” for such tax purposes. Each party hereto is independent and responsible for its own expenses (except as otherwise agreed pursuant to ARTICLE VI), including attorneys’ and other professional fees incurred in connection with the transactions contemplated by this Agreement.

Section 15.8 Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Members, the Company or any of its Affiliates (other than Indemnified Persons), and no creditor who makes a loan to any Member, the Company or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Company in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Company profits, losses, Distributions, capital or property other than as a secured creditor.

Section 15.9 Further Action. The parties hereto agree to execute and deliver all documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.10 Delivery by Facsimile or Email. This Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or email with scan or facsimile attachment, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defense to the formation or enforceability of a contract, and each such party forever waives any such defense.

Section 15.11 Strict Construction. The parties hereto have participated collectively in the negotiation and drafting of this Agreement; accordingly, if any ambiguity or question of intent or interpretation arises, then it is the intent of the parties hereto that this Agreement shall be construed as if drafted collectively by the parties hereto, and it is the intent of the parties hereto that no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 15.12 Consent to Jurisdiction. Each party hereto hereby irrevocably and unconditionally (a) agrees that any suit, action or proceeding, at law or equity, arising out of or relating to this Agreement shall only be brought in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such suit, action or proceeding is vested in the federal courts, then the United States District Court for the District of Delaware, (b) expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and (c) waives and agrees not to raise (by way of motion, as a defense or otherwise) any and all jurisdictional, venue and convenience objections or defenses that such party may have in such suit, action or proceeding. Each party hereto hereby irrevocably and unconditionally consents to the service of process of any of the aforementioned courts. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction to enforce judgments obtained in any suit, action or proceeding brought pursuant to this Section 15.12.

Section 15.13 Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM.

Section 15.14 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of the provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties hereto and the matter (subject to the provisions set forth in Section 15.12 above), in addition to any other remedy to which they may be entitled, at law or in equity.

Section 15.15 Interpretative Matters. In this Agreement, unless otherwise specified or where the context otherwise requires:

(a) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;

(b) words importing any gender shall include other genders;

(c) words importing the singular only shall include the plural and vice versa;

(d) whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation;”

(e) whenever the words “herein” or “hereunder” are used in this Agreement, they will be deemed to refer to this Agreement as a whole and not to any specific Section, unless otherwise indicated;

(f) references to “Articles,” “Exhibits,” “Sections” or “Schedules” shall be to Articles, Exhibits, Sections or Schedules of or to this Agreement;

(g) references to any Person include the heirs, executors, administrators, legal representatives, successors and permitted assigns of such Person where the context so permits;

(h) the use of the words “or,” “either” and “any” shall not be exclusive;

(i) wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict;

(j) the terms “dollars” and “$” shall mean dollars of the United States of America; and

(k) references to any agreement, contract, guideline, exhibit or schedule, unless otherwise stated, are to such agreement, contract, guideline, exhibit or schedule as amended, amended and restated, replaced, substituted, modified or supplemented from time to time in accordance with the terms hereof and thereof; and references to any Law or a particular provision of any Law, unless otherwise stated, are to such Law and any successor Law or to such provision of Law and the corresponding provision in any successor Law, as applicable.

DEFINITIONS ADDENDUM

Part I Definitions.

“Actual Income Tax Liability” means, in respect of any Member, the excess of (i) its aggregate income tax liability arising in respect of the cumulative net amount of income allocated to such Member (excluding any allocations of income in respect of PDARs) (taking into account all available losses, deductions, credits, and other offsetting items, including carryover of all such offsetting items allocated to such Member) over (ii) all previous distributions to such Member under Section 4.4(b).

“Additional Member” means any Person that has been admitted to the Company as a Member after the Effective Date pursuant to Section 8.1.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, whether through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person.

“Annual Operating Budget” means the annual operating budget of the Company for each Fiscal Year. Annual Operating Budgets shall be developed by the Officers and will be subject to the approval of the Board of Directors.

“Book Profit” and “Book Loss” means, for each Fiscal Year, or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Section 703(a) of the Code; provided that for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, with the following adjustments:

(i) any income of the Company that is exempt from federal income tax and not otherwise taken in account in computing Book Profit or Book Loss pursuant to this provision shall be added to such taxable income or loss;

(ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Treasury Regulations, and not otherwise taken into account in computing Book Profit or Book Loss pursuant to this provision, shall be subtracted from such taxable income or loss;

(iii) gain or loss resulting from any disposition of any asset of the Company with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the asset disposed of as determined under Treasury Regulations Section 1.704-1(b)(2)(iv), notwithstanding that the adjusted tax basis of such asset may differ from such Book Value;

(iv) in lieu of depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken in account Depreciation for such Fiscal Year, computed as provided in this Agreement; and

(vi) in the event the Book Value of any Company asset is adjusted to reflect the Fair Market Value of such asset in accordance with the last sentence of the definition of “Book Value,” the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Book Profit or Book Loss.

If the Company’s taxable income or loss for such Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Book Profit for such Fiscal Year, and, if a negative amount, such amount shall be the Company’s Book Loss for such Fiscal Year. Notwithstanding the other provisions of this definition of Book Profit and Book Loss, any gross items specially allocated pursuant to Article IV shall not be taken into account in computing Book Profit and Book Loss.

“Book Value” of an asset means, as of any particular date, the value at which the asset is properly reflected on the books and records of the Company as of such date in accordance with Section 1.704-1(b)(2)(iv) of the Treasury Regulations as follows:

(i) The initial Book Value of each asset shall be its cost, unless such asset was contributed to the Company by a Member, in which case the initial Book Value shall be the Fair Market Value for such asset, and, in each case, such Book Value shall thereafter be adjusted for Depreciation with respect to such asset rather than for the cost recovery deductions to which Company is entitled for federal income tax purposes with respect thereto.

(ii) The Book Values of all Company assets shall be adjusted to equal their respective Fair Market Values, as reasonably determined by the Tax Matters Member, as of the following times:

(A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis additional capital contribution (including, for the avoidance of doubt, capital contribution upon the exercise of the Alternative Call Option and the Incremental Equity Call Option) or, as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii), in exchange for services;

(B) the distribution by the Company to a Member of more than a de minimis amount of the Company assets, including money, if, as a result of such distribution, such Member’s interest in the Company is reduced;

(C) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); and

(D) at any other time, as permitted by the Treasury Regulations, at the discretion of the Tax Matters Member.

“Business Day” means any calendar day other than a Saturday, a Sunday or any other day on which commercial banks are authorized or required by Law to be closed in Torino, Italy, Detroit, Michigan or New York, New York.

“Business Plan” means the November 4, 2009 business plan approved by the Board of Directors (with such modifications as the Board of Directors may deem appropriate), under which the business operations of the Company will be conducted, as such Business Plan may be amended from time to time by the Officers and approved by the Board of Directors and any subsequent business plan approved by the Board of Directors pursuant to Section 5.8.

“Call Option” means a call option, as defined in the Call Option Agreement.

“Call Option Agreement” means the call option agreement regarding Equity Securities of the Company, entered into as of June 10, 2009, by and between Fiat Parent, the VEBA, the VEBA Holdcos and the US Treasury.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on April 28, 2009, which became effective on such date.

“Chrysler IPO” means the initial offering of common Equity Securities of the Company (including common stock of a successor to the Company or a holding company for the equity interests in the Company) in a transaction registered under the Securities Act following which the Equity Securities are listed on a nationally recognized exchange. For the purposes of Section 14.1, “Chrysler IPO” shall include the exercise of registration rights under the Shareholder Agreement.

“Class A Aggregate Membership Interest” means one hundred (100%) percent minus the Class B Aggregate Membership Interest.

“Class A Holders” means the holders of the Class A Membership Interests.

“Class A Membership Interest” means a Membership Interest having the rights and obligations specified with respect to Class A Membership Interests in this Agreement (subject to any limitations set forth in the Shareholder Agreement).

“Class B Aggregate Membership Interest” shall be thirty-five (35%) percent, subject to adjustment as set forth in Section 3.4.

“Class B Membership Interest” means a Membership Interest having the rights and obligations specified in this Agreement with respect to Class B Membership Interests in this Agreement (subject to any limitations set forth in the Shareholder Agreement).

“Class B Membership Rights” means the rights and obligations specified with respect to the Class B Membership Interest in this Agreement.

“Closing” means the closing of the transactions under the Master Transaction Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Company Conversion” means, together with related transactions, any conversion of the Company into a corporation through a statutory conversion, the creation of a holding company above the Company and the exchange of all or substantially all of the Company’s outstanding equity interests for equity interests of such holding company, or any other direct or indirect incorporation of the assets and liabilities of the Company, including, by merger, consolidation or recapitalization; statutory conversion; direct or indirect, sale, transfer, exchange, pledge or other disposal of economic, voting or other rights; sale, exchange or other acquisition of shares, equity interests or assets; contribution of assets and/or liabilities; liquidation; exchange of securities; conversion of entity, migration of entity or formation of new entity; or other transaction or group of related transactions.

“Company Minimum Gain” means “partnership debt minimum gain” as defined in Treasury Regulations Section 1.704-2(b)(2).

“Consent” means any consent, approval, authorization, waiver, grant, franchise, concession, agreement, license, exemption or other permit or order of, registration, declaration or filing with, or report or notice to, any Person.

“Control,” “Controlled” or “Controlling” means, with respect to any Person, any circumstance in which such Person is directly or indirectly controlled by another Person by virtue of the latter Person having the power to (i) elect, or cause the election of (whether by way of voting capital stock, by contract, trust or otherwise), the majority of the members of the Board of Directors or a similar governing body of the first Person; or (ii) direct (whether by way of voting capital stock, by contract, trust or otherwise) the affairs and policies of such Person.

“Controlling Interest” means a “controlling interest” within the meaning of Section 414(b) of the Code, as amended.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization or other cost recovery deduction as reported for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Book Value using any reasonable method selected by the Tax Matters Member.

“Distribution” means each distribution after the Effective Date made by the Company to a Member, whether in cash, property or securities of the Company, pursuant to, or in respect of, Section 4.4 or ARTICLE IX.

“Entity” means any general partnership, limited partnership, corporation, association, cooperative, joint stock company, trust, limited liability company, business or statutory trust, joint venture, unincorporated organization or Governmental Entity.

“Equity Recapture Agreement” means the Equity Recapture Agreement, dated as of June 10, 2009, by and between the VEBA, the VEBA Holdcos and the US Treasury or its designee.

“Equity Securities” means, as applicable, (i) any capital stock, membership or limited liability company interests or other share capital; (ii) any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests or other share capital or containing any profit participation features; (iii) any rights or options directly or indirectly to subscribe for or to purchase any capital stock, membership or limited liability company interests of the Company and its Subsidiaries, other share capital or securities containing any profit participation features or to subscribe for or to purchase any securities directly or indirectly convertible into or exchangeable for any capital stock, membership or limited liability company interests, other share capital or securities containing any profit participation features; (iv) any share appreciation rights, phantom share rights or other similar rights; or (v) any Equity Securities issued or issuable with respect to the securities referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation, conversion or other reorganization.

“Excess Nonrecourse Liability” means an “excess nonrecourse liability” within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, in reference to property or assets owned by the Company, the fair market value of such property or assets as reasonably determined by the Tax Matters Member.

“Fiat” means Fiat North America LLC, a limited liability company organized under the laws of the State of Delaware.

“Fiat Group” means Fiat Parent, Fiat Group Automobiles S.p.A., and Fiat and their respective Subsidiaries, but excludes the Company and its Subsidiaries.

“Fiat Initial Ownership Interest” means twenty percent (20%).

“Fiat Parent” means Fiat S.p.A., a Societa per Azioni organized under the laws of Italy.

“Fiscal Year” means the fiscal year of the Company, which shall be the year ending December 31. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“GAAP” means accounting principles generally accepted in the United States of America as in effect from time to time, consistently applied and maintained throughout the applicable periods both as to classification or items and amounts.

“Governmental Approval” means any Consent of, with or to any Governmental Entity, and includes any applicable waiting periods associated with any Governmental Approvals.

“Governmental Entity” means the United States of America or any other nation, any state, province or other political subdivision, any international or supra-national entity, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government, including any court, tribunal or arbitral body, and any self-regulatory organization, in each case having jurisdiction over the Company or any of its Subsidiaries or any of the property or other assets of the Company or any of its Subsidiaries.

“Independent Director” means a Director that is independent of the Company and the party appointing such Director, as determined by reference to the list of enumerated relationships precluding independence under the listing rules of the New York Stock Exchange.

“IRS” means the United States Internal Revenue Service.

“Issuer” means the Company, any direct or indirect Subsidiary of the Company or any successor to the Company, or the issuer of any Equity Securities of which the Company distributes to the holders of Membership Interests or that are received or receivable by the holders of Membership Interests in connection with a transaction contemplated by Section 13.1.

“Joint Majority Holders” means at least two Members who collectively have more than 50% of the Outstanding Membership Interests.

“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, tax ruling, injunction or decree of any Governmental Entity.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), any sale of receivables with recourse against the Company or any of its Subsidiaries, any filing or agreement to file a financing statement as a debtor under the Uniform Commercial Code or any similar statute of any jurisdiction other than to reflect ownership by a third Person of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

“Liquidation Proceeding” means any liquidation, dissolution or winding up of the Company or any of its Subsidiaries or the commencement of proceedings to adjudicate the Company or any of its Subsidiaries as bankrupt, or consenting to the filing of a bankruptcy proceeding against any of them, or filing a petition or answer or consent seeking reorganization of any of them under any bankruptcy or insolvency law, or consenting to the filing of any such petition, or consenting to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency, or making an assignment for the benefit of creditors, or admitting inability to pay debts generally as they become due.

“Master Industrial Agreement” means the Master Industrial Alliance Agreement, dated as of June 10, 2009, between Persons within the Fiat Group and the Company.

“Master Transaction Agreement” means the Master Transaction Agreement, dated as of April 30, 2009, by and among the Company, Fiat Parent and the other parties listed on the signature pages thereto.

“Member” means each Person who appears on the Schedule of Members, as amended from time to time, or is hereafter admitted as a member of the Company in accordance with the terms of this Agreement, the Shareholder Agreement and the LLC Act. The Members shall constitute the “members” (as such term is defined in the LLC Act) of the Company. Except as otherwise set forth herein or in the LLC Act, the Members shall constitute a single class or group of members of the Company for all purposes of the LLC Act and this Agreement.

“Membership Interest” means the class or classes of limited liability company interests of a Member in the Company, as set forth opposite such Member’s name on the Schedule of Members hereto, as amended from time to time, and also the right of such Member to any and all of the benefits to which such Member may be entitled as provided in this Agreement, the Shareholder Agreement and the LLC Act, together with the obligations of such Member to comply with all the provisions of this Agreement, the Shareholder Agreement and the LLC Act. The Company may issue whole or fractional Membership Interests pursuant to the terms of this Agreement.

“Member Nonrecourse Deductions” has the meaning given to “partner nonrecourse deductions” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Minority Owned VEBA Holdco” has the meaning provided in Section 14.6(a).

“Member Nonrecourse Debt Minimum Gain” has the meaning given to “partner nonrecourse debt minimum gain” set forth in Treasury Regulations Section 1.704-2(i)(2).

“Non-Fiat Member” means any Member that is not a member of the Fiat Group, but does not include any Transferees of Fiat.

“Nonrecourse Debt” means any Company liability to the extent that no Member or related Person bears the economic risk of loss for such liability under Section 1.752-2 of the Treasury Regulations.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(1).

“Outstanding Membership Interests” means the aggregate Membership Interests represented by the Class A Membership Interests and Class B Membership Interests.

“Person” means any individual or Entity.

“Required Director” means with respect to Fiat and the VEBA if such Person has a then-current right to appoint, and has appointed, one or more Directors under Section 5.3, one Director so appointed by such Person.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Purchase” means an acquisition of any Class A Membership Interests from any Person other than the Company.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended from time to time.

“Shareholder Agreement” means the Shareholders Agreement, dated as of the June 10, 2009, by and among the Company, Fiat Parent, the US Treasury, Canada, the VEBA Holdcos and the VEBA.

“Subsidiary” means, with respect to any Person, a second Person in which the first Person has an amount of voting securities, other voting rights or voting partnership interests that are sufficient to elect a majority of the second Person’s board of directors or other governing body, or, if there are no such voting interests, if the first Person has more than 50% of the equity interest of the second Person.

“Surrender” means any action, whether alone or in combination with any other action or event, which could increase the Fiat Group’s interest in the Company or any Company Subsidiaries for purposes of determining whether the Fiat Group has a Controlling Interest in the Company or any of its Subsidiaries, including, but not limited to, any redemption or cancellation of Company Equity Securities, express or implied waiver or purported waiver of voting rights or transfer of Company Equity Securities to the Fiat Group.

“Tax Amount” means, in respect of any Member, the product of (x) the sum of the highest U.S. Federal rate of tax (expressed as a percentage) generally applicable to corporations plus five (5) percent in respect of state and local taxes (reduced by the net federal tax benefit deemed to arise from such state and local taxes at the relevant assumed rates) and (y) the net amount of income allocable to such Member (excluding any allocations of income in respect of PDARs) for the applicable period.

“Tax Matters Member” means any Person that has been designated the Tax Matters Member pursuant to Section 4.3(e).

“Tax Return” means any and all returns, reports and forms (including declarations, amendments, schedules, information returns or attachments thereto) required to be filed with a Governmental Entity with respect to any taxes.

“Taxing Authority” means, with respect to any tax, the Governmental Entity or political subdivision thereof that imposes such tax, and the agency (if any) charged with the collection of such tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Total Interest” means, with respect to a particular Member at any time, the sum expressed as a percentage obtained from (A) the product of (i) the quotient expressed as a percentage obtained by dividing (a) the number of Class A Membership Interests held by such Member at such time and (b) the number of Class A Membership Interests in the aggregate held by all Members and (ii) Class A Aggregate Membership Interest and (B) the product of (i) the quotient expressed as a percentage obtained by dividing (a) the number of Class B Membership Interests held by such Member at such time and (b) the number of Class B Membership Interests in the aggregate held by all Members and (ii) Class B Aggregate Membership Interest.

“Transfer” means any sale, transfer, assignment (other than a contingent assignment for the benefit of creditors), exchange, or other disposition of an interest (whether with or without consideration, whether voluntarily or involuntarily or by operation of Law). The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings. A Transfer shall also include the entering into of any financial instrument or contract the value of which is determined by reference to the Company (including the amount of the Company’s distributions, the value of the Company’s assets or the results of the Company’s operations). For purposes of Section 13.1(d) only, a Transfer shall also mean any action, whether alone or in combination with any other action or event, which could increase the Fiat Group’s interest in the Company or any of its Subsidiaries for purposes of determining whether the Fiat Group has a Controlling Interest in the Company or any of its Subsidiaries, including, but not limited to, any redemption or cancellation of Membership Interests, express or implied waiver or purported waiver of voting rights or Transfer of any Membership Interests to the Fiat Group.

“Transferring VEBA Holdco Interests” has the meaning provided in Section 14.5(a).

“Treasury Regulations” means the regulations, including temporary regulations, promulgated by the US Treasury under the Code, as amended from time to time.

“UAW” means The International Union, United Automobile, Aerospace and Agricultural Implement Workers of America.

“VEBA” means the trust fund established pursuant to the Settlement Agreement, dated March 30, 2008, as amended, supplemented, replaced or otherwise altered from time to time, between the Company, the UAW, and certain class representatives, on behalf of the class of plaintiffs in the class action of Int’l Union, UAW, et al. v. Chrysler, LLC, Case No. 07-74730 (E.D. Mich. filed Oct. 11, 2007).

“VEBA Holdco” means one or more Delaware limited liability companies and/or corporations to which VEBA has directed on June 10, 2009 the Membership Interests to which VEBA is entitled under the equity subscription agreement to be delivered (such companies are being referred to in the aggregate as VEBA Holdco); provided that each constituent limited liability company or corporation shall satisfy the following conditions:

(a) it shall be and shall always have been, in each case prior to the earlier of (i) any transfer of its Transferring VEBA Holdco Interests to the Drag-Along Buyer pursuant to Section 14.6 or (ii) any transfer pursuant to Fiat’s exercise of the Call Option, a wholly-owned subsidiary of VEBA;

(b) it shall hold Membership Interests and no other assets other than cash or other property distributed with respect to the Membership Interests;

(c) it shall have been duly formed in accordance with the Delaware Limited Liability Company Act or Delaware General Corporation Law, as applicable;

(d) it shall be formed specifically for the purpose of holding the Membership Interests and shall at no time have engaged in any other business or activity other than activities ancillary to such holdings; and it shall not (1) incur any debt, (2) incur or suffer to exist any liens on its property, (3) make any investment or (4) take any action to do or engage (or commit to do or engage) in any of the foregoing; provided, however that if it enters into any contract (other than the Equity Recapture Agreement and this Agreement and any amendment thereto or successor agreement), it will not qualify as a VEBA Holdco for the purposes of Section 2.3(a) of the Call Option Agreement;

(e) if it is a limited liability company, it shall be managed by its members; and if it is a corporation, the Drag-Along Buyer shall, immediately upon receiving any Transferring VEBA Holdco Interests thereof, have the right to replace the entire board of directors and all of its officers without incurring any costs or expenses;

(f) the class of limited liability company interests or stock, as applicable, to which Transferring VEBA Holdco Interests belong shall be the only class of limited liability company interests or stock, as applicable, that it shall have issued, it shall not have issued or designated any series of stock, members, limited liability company interests or assets, it shall have only one class of members, and all of its limited liability company interests shall have identical pro rata rights, including with respect to voting, distributions and amounts distributable on liquidation;

(g) its organizational documents shall provide that it may be liquidated and dissolved on the affirmative vote of holders representing more than 20% but less than 80% of its outstanding membership interests or shares of stock, as applicable; and

(h) its organizational documents shall provide that the members shall have no fiduciary duties to each other or the company under such organizational documents.

“VEBA Note” means the note issued by the Company to VEBA on June 10, 2009.

Part II. Cross-References. In addition to the terms set forth in Part I of the Definitions Addendum, the following terms are defined in the text of this Agreement in the locations specified below:

Term	Cross-Reference
Acceptance Notice	Section 13.2(c)
Accepting Recipients	Section 13.2(d)
Accepting Secondary Recipients	Section 13.2(d)
Affiliate Transaction	Section 5.4(a)
Agreement	Preamble
Allocation Period	Section 4.2(a)
Assistant Secretary	Section 5.13(c)(vi)
Audit Committee	Section 5.11(c)
Board of Directors	Section 5.1
Capital Account	Section 3.1(b)
Certificate	Section 3.3(a)
Chairman	Section 5.3(f)
Chief Executive Officer	Section 5.13(c)(i)
Chief Financial Officer	Section 5.13(c)(iii)
Chief Operating Officer	Section 5.13(c)(iv)
Chief Technical Officer	Section 5.13(c)(v)
Company	Preamble
Compelled Sale	Section 14.4(a)
Compelled Sale Notice	Section 14.4(b)
Compensation Committee	Section 5.11(d)
Co-Sale Members	Section 13.3(a)
Co-Sale Notice	Section 13.3(b)
Directors	Section 5.1
Drag-Along Buyer	Section 14.4(a)
Effective Date	Preamble
Electing Members	Section 14.4(a)
Executive Committee	Section 5.11(e)
Fiat Director	Section 5.3(a)
Fiat First Offer Period	Section 13.2(c)
Fiat First Option	Section 13.2(c)
Fiat Termination	Section 7.1(a)
First Offer Price	Section 13.2(b)
First Sale Notice	Section 13.2(b)
Indemnified Persons	Section 6.1(a)
Independent Auditor	Section 12.5
Independent Director Appointed by Fiat	Section 5.3(a)
LLC Act	Recitals
Major Decision	Section 5.8(b)
Members	Preamble
Non-Electing Members	Section 14.4(a)
Offered Securities	Section 13.2(b)
Officers	Section 5.13(a)
Preemptive Rights Interests	Section 14.3(a)
Preemptive Rights Period	Section 14.3(a)
President	Section 5.13(c)(ii)
Proceeding	Section 6.1(a)

Term	Cross-Reference
Quorum Member	Section 11.4
Remaining Offered Securities	Section 13.2(d)
Sarbanes Oxley Act	Section 12.5
Second Offer Period	Section 13.2(d)
Second Sale Notice	Section 13.2(d)
Secondary Recipients	Section 13.2(d)
Secretary	Section 5.13(c)(vi)
Selling Member	Section 13.2(a)
Subaccount	Section 3.1(b)
Third Party Agreements	Section 13.2(f)
Third Party Sale Start Date	Section 13.2(f)
Transferred Interest	Section 13.3(b)
Unwinding Event	Section 13.1(b)(vii)
US Treasury	Preamble
VEBA Director	Section 5.3(c)
Withdrawn Member	Section 7.1(b)

ANNEX A

CERTIFICATE FOR CLASS [A][B] LIMITED LIABILITY COMPANY INTERESTS IN CHRYSLER GROUP LLC

THE MEMBERSHIP INTEREST IN CHRYSLER GROUP LLC HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF. THE MEMBERSHIP INTEREST MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME EXCEPT IN A TRANSACTION REGISTERED UNDER SUCH SECURITIES ACT AND LAWS OR, A TRANSACTION THAT IS EXEMPT FROM AND NOT SUBJECT THERETO.

THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH, A “TRANSFER”) AND VOTING OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW), A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE LIMITED LIABILITY COMPANY AGREEMENT.

Certificate Number [ ]	[ ] Class [A][B] Membership Interests

Chrysler Group LLC, a Delaware limited liability company (the “Company”), hereby certifies that [            ] (together with any assignee of this Certificate, the “Holder”) is the registered owner of [ ] Class [A][B] Membership Interests in the Company. The rights, powers, preferences, restrictions and limitations of the interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Third Amended and Restated Limited Liability Company Agreement of the Company dated as of February 24, 2012, as the same may be further amended or restated from time to time (the “Limited Liability Company Agreement”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement. The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business. Transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate is subject to certain restrictions in the Limited Liability Company Agreement and can be effected only after compliance with all of those restrictions and the presentation to the Company of the Certificate, accompanied by an assignment in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferor in such Transfer, and an application for transfer in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferee in such Transfer.

Each Class [A][B] Membership Interests in the Company shall constitute a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the States of Delaware and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including, without limitation perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Delaware without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

Dated: [ ], 20	CHRYSLER GROUP LLC, a Delaware limited liability company

By:
Name:
Title:

(REVERSE SIDE OF CERTIFICATE)

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                               (print or typewrite name of transferee),                                      (insert Social Security or other taxpayer identification number of transferee), the following Class [A][B] Membership Interests in the Company:                          (identify the percentage interest being transferred) effective as of the date specified in the Application for Transfer of Interests below, and irrevocably constitutes and appoints                                                           and its authorized Officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:

By:
Name:
Title:

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the “Applicant”) hereby (a) applies for a transfer of Class [A][B] Membership Interests in the Company described above (the “Transfer”) and applies to be admitted to the Company as a substitute member of the Company, (b) agrees to comply with and be bound by all of the terms and provisions of the Limited Liability Company Agreement, (c) represents that the Transfer complies with the terms and conditions of the Limited Liability Company Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the Limited Liability Company Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant’s admission to the Company as a substitute member of the Company and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the Limited Liability Company Agreement with respect to the limited liability company interests in the Company described above. Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Limited Liability Company Agreement.

The Applicant directs that the foregoing Transfer and the Applicant’s admission to the Company as a Substitute Member shall be effective as of                                              .

Name of Transferee (Print)

Dated:	Signature:
(Transferee)
Address:

The Company has determined (a) that the Transfer described above is permitted by the Limited Liability Company Agreement, (b) hereby agrees to effect such Transfer and the admission of the Applicant as a substitute member of the Company effective as of the date and time directed above, and (c) agrees to record, as promptly as possible, in the books and records of the Company the admission of the Applicant as a substitute member.

Chrysler Group LLC, a Delaware limited liability company

By:

Name:
Title:

A-1